       04.04.001














                SERIES A PREFERRED STOCK PURCHASE AGREEMENT



                                 by and among



                       INVESTORS INSURANCE GROUP, INC.



                                     and



                           AAM CAPITAL PARTNERS, L.P.




























       04.04.002


                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT



                            GLOSSARY OF DEFINED TERMS





Term                                                     Section Referenced


"Affiliate Transactions"                                     Section 3.29

"Affiliate"                                                  Article I

"Affiliated Group"                                           Article I

"Agreement"                                                  Introduction

"Board"                                                      Article I

"Certificate of Designation"                                 Article I

"Claim"                                                      Section 9.2

"Closing"                                                    Article I

"Closing Date"                                               Section 7.1

"Code"                                                       Article I

"Commission"                                                 Article I

"Corporation"                                                Introduction

"Defense Notice"                                             Section 9.2

"Employee Benefit Plans"                                     Section 3.24

"Environmental and Safety Requirements"                      Article I

"ERISA"                                                      Article I

"Exchange Act"                                               Section 4.6

"Financial Statements"                                       Section 3.5

"GAAP"                                                       Article I

"IIC"                                                        Recitals

       04.04.003



"Included Assets"                                            Section 3.16

"Indebtedness"                                               Article I

"Indemnities"                                                Section 9.2

"Investments"                                                Section 3.9

"Latest Balance Sheet Date"                                  Article I

"Leased Real Property"                                       Section 3.12

"Lien"                                                       Article I

"Material Adverse Effect"                                    Article I

"Material Contracts"                                         Section 3.12

"Permits"                                                    Section 3.22

"Permitted Liens"                                            Article I

"Person"                                                     Article I

"Plan Affiliate"                                             Section 3.28

"Production Sources"                                         Section 3.30

"Proprietary Rights"                                         Article I

"Purchaser Indemnities"                                      Section 9.2

"Purchasers"                                                 Introduction

"Real Property"                                              Section 3.12

"Registration Agreement"                                     Article I

"Reinsurance Treaties"                                       Section 3.13

"Related Agreements"                                         Article I

"Rules"                                                      Article I

"SAP"                                                        Article I

"Securities Act"                                             Article I

"Series A Preferred Shares"                                  Article I

       04.04.004



"Shareholders Agreement"                                     Article I

"Subsidiary"                                                 Article I

"Tax"                                                        Article I

"Tax Returns"                                                Article I

"Third Party Claim"                                          Section 9.2

"Voting Stock"                                               Article I

       04.04.005
                        INVESTORS INSURANCE GROUP, INC.

                   Series A Preferred Stock Purchase Agreement

        This Series A Preferred Stock Purchase Agreement (this "Agreement") is made as of April 26, 1996, by and between INVESTORS INSURANCE GROUP, INC., a Florida corporation (the "Corporation") and each of the parties listed on the Schedule of Purchasers attached hereto and who execute a signature page to this Agreement from time to time in accordance with
Section 10.1 below (collectively, the "Purchasers").


                                   RECITALS

        A. The Corporation is an insurance holding company owning all of the issued and outstanding capital stock of Investors Insurance Corporation, a Delaware life insurance corporation ("IIC"), and Investors Marketing Group, Inc., a Florida corporation.


        B. The Purchasers desires to purchase from the Corporation, and the Corporation desires to issue and sell to the Purchasers, up to 70,000 shares (but not less than 62,000 shares) of the Corporation's Series A Preferred Stock, no par value, at a purchase price of $100.00 per share, for an aggregate purchase price of up to $7,000,000.00.



                                  AGREEMENTS

        In consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                  ARTICLE I

                                 Definitions


        As used in this Agreement:

        "Affiliate" as applied to any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Stock or other ownership interest, by contract or otherwise. All of the Corporation's executive officers, 10% shareholders, directors, Subsidiaries, joint ventures and partners shall be deemed to be Affiliates of the Corporation for purposes of this Agreement.

        04.04.006

        "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

        "Board" means the Board of Directors of the Corporation.

        "Certificate of Designation" means the Certificate of Designation in the form attached as Exhibit A hereto.

        "Closing" means the closing of the sale and purchase of the Series A Preferred Shares pursuant to this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission.

        "Environmental and Safety Requirements" means all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination, consistently applied.

        "Indebtedness" means at a particular time, without duplication,
(a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which any Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) or any commitment by which any Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (b) indebtedness guaranteed in any manner by any Person, including guarantees in the form of an agreement to repurchase or reimburse, (c) obligations under capitalized leases in respect of which obligations any Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations any Person assures a creditor against loss and (d) any unsatisfied obligation of any Person for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

        "Latest Balance Sheet Date" shall be December 31, 1995.


        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Corporation or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to

       04.04.007

reflect ownership by a third party of property leased to the Corporation or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

        "Material Adverse Effect" means a material adverse effect on the business, operations, assets or financial condition of a Person taken as a whole.

        "Permitted Liens" means:

                        (a) Tax liens with respect to Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

                        (b) Deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

                        (c) Purchase money security interests in any property acquired by the Corporation or a Subsidiary;

                        (d) Mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction; and

                        (e) Easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Corporation and its Subsidiaries or detracting from the value of the Corporation's consolidated assets.

        "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

        "Proprietary Rights" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade names and corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and franchisee, customer and supplier lists and related information and all other proprietary rights.

        "Registration Agreement" means the Registration Rights Agreement by and between the Corporation and the Purchasers in the form of Exhibit B attached hereto.

       04.04.008

        "Related Agreements" means the Registration Agreement and the Shareholders Agreement.

        "Rules" means any applicable law, statute, rule, regulation, order, permit, judgment, ruling, injunction, decree or other decision of any court or other tribunal or any governmental entity or agency.

        "SAP" means the accounting practices prescribed or permitted for life insurance companies by the Delaware Commissioner of Insurance and by the insurance laws and regulations of the State of Delaware, as such laws and regulations may be amended from time to time.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Series A Preferred Shares" means shares of the Corporation's Series A Preferred Stock, no par value, to be sold to the Purchasers pursuant to this Agreement.

        "Shareholders Agreement" means the Shareholders Agreement by and between the Corporation, the Purchasers and certain shareholders of the Corporation in the form of Exhibit C attached hereto.

        "Subsidiary" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

        "Tax" means any federal, state, local or foreign income, gross receipts, premium, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

        "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

        "Voting Stock" of any Person means securities of any class or classes of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors of such Person.

       04.04.009
                                  ARTICLE II


               Authorization and Sale of Series A Preferred Shares

        2.1  Authorization.  The Corporation will, prior to the Closing,
(a) cause the Board to adopt, pursuant to authority obtained at the annual meeting of the Corporation's shareholders on November 17, 1995, the Certificate of Designation, and (b) authorize the issuance to the Purchasers of the Series A Preferred Shares.

        2.2 Sale of Series A Preferred Shares to the Purchasers. Subject to the satisfaction of the terms and conditions herein set forth and in reliance upon the respective representations and warranties of the parties set forth herein or in any document delivered pursuant hereto, the Corporation agrees to sell to the Purchasers, free and clear of any Liens, and the Purchasers agrees to purchase from the Corporation, at the Closing, up to 70,000 (but not less than 62,000) Series A Preferred Shares for the aggregate purchase price of up to $7,000,000.00, in the amounts set forth on the Schedule of Purchasers attached hereto.

        2.3 Use of Proceeds. The proceeds from the sale of the Series A Preferred Shares hereunder shall be used to (i) pay expenses incurred or to be reimbursed by the Corporation in connection with the transactions contemplated hereby, (ii) make a capital contribution by the Corporation to the capital and/or surplus of IIC of at least $5,500,000 and (iii) increase the capital of the Corporation.


                                ARTICLE III


              Representations and Warranties of the Corporation

        As a material inducement to the Purchasers to enter into this Agreement and to purchase the Series A Preferred Shares hereunder, the Corporation hereby represents and warrants to the Purchasers as follows:

        3.1 Organization and Standing. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Corporation has the requisite legal and corporate power and authority to own all the properties owned by it, and to conduct its business as presently being conducted and as proposed to be conducted by it. The Corporation is duly qualified to do business in those jurisdictions listed in Schedule 3.1. The Corporation does not own or lease property or engage in any activity in any jurisdiction which might require its qualification to do business as a foreign corporation in any jurisdiction not listed on Schedule 3.1. Except as set forth on Schedule 3.1, the Corporation does not have any ownership interest in any other Person.


        3.2 Corporate Power. The Corporation has all requisite legal and corporate power and authority to enter into this Agreement and the Related Agreements, to issue and sell the Series A Preferred Shares and to carry out and perform its obligations under the terms of this Agreement and

       04.04.010
the Related Agreements. Except as set forth in Section 3.3 below, no permits, approvals or consents of or notifications to (a) any governmental entities or (b) any other Persons are necessary in connection with the execution, delivery and performance by the Corporation of this Agreement and the Related Agreements and the consummation by the Corporation of the transactions contemplated hereby and thereby.

        3.3 Transaction Not a Breach. Neither the execution and delivery of this Agreement or any of the Related Agreements by the Corporation nor the performance by it of the transactions contemplated hereby or thereby will:

                      (a) violate or conflict with or result in a breach of any provision of any Rule binding on the Corporation, any Subsidiary or any of their respective properties, or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

                      (b) constitute a default under the organizational documents of the Corporation or any Subsidiary, or of any of the Material Contracts listed or required to be listed on Schedule 3.12 or the Reinsurance Treaties listed or required to be listed or Schedule 3.13-A;

                      (c) constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any Material Contract listed or required to be listed on Schedule 3.12 or the Reinsurance Treaties listed or required to be listed on Schedule 3.13-A;

                      (d) result in the creation or imposition of any Lien upon the Corporation's or any Subsidiary's capital stock or assets; or

                      (e) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to the organizational documents of the Corporation or any Subsidiary or any Rules, except for any filings or approvals required pursuant to the Delaware Insurance Holding Company System Registration Chapter, the California Insurance Holding Company System Regulatory Act and such filings, authorization orders and approvals as may be required of state and local governmental authorities which are specified in Schedule 3.3 hereto.

        3.4 Capitalization. Schedule 3.4 sets forth the entire authorized capital stock and the total number of issued and outstanding shares of capital stock of the Corporation and each Subsidiary. All of the outstanding shares of capital stock of the Corporation and each Subsidiary are validly issued, fully paid and non-assessable and are owned, beneficially and of record, by those Persons and in the amounts set forth on Schedule 3.4. Except as set forth on Schedule 3.4, neither the Corporation nor any Subsidiary: (i) has outstanding any stock or other securities convertible into or exchangeable for shares of its capital stock or containing profit participation features, (ii) has outstanding any options, warrants or rights to subscribe for or to purchase its capital
       04.04.011
stock or any stock or securities convertible into or exchangeable for its capital stock, (iii) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, (iv) has any voting agreements, voting trusts or other agreements (including, without limitation, contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of its capital stock or (v) owns or holds any rights to acquire any shares of stock or other security or interest in any other Person. The Series A Preferred Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, non-assessable and free and clear of all Liens.

        3.5 Financial Statements. Schedule 3.5 contains the following financial statements of the Corporation and the Subsidiaries (the
"Financial Statements"):

                        (a)     the audited consolidated financial
                 statements of the Corporation and its Subsidiaries for the twelve month period ended December 31, 1995;

                        (b)     the unaudited consolidated financial
                 statements of the Corporation and its Subsidiaries for the three month period ended March 31, 1996;

                        (c) the audited statutory financial statements of IIC for the twelve month period ended December 31, 1995; and

                        (d)     the unaudited statutory financial
                 statements of IIC for the three month period ended March 31, 1996.

        Each of the Financial Statements is complete and correct in all material respects, is consistent with the books and records of the Corporation and the Subsidiaries (which, in turn, are accurate and complete in all material respects) and fairly presents the Corporation's and the Subsidiaries' financial condition, assets and liabilities, as applicable, as of their respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP (or, with respect to IIC, SAP) consistently applied throughout the periods covered thereby; except that the unaudited financial statements as listed above lack footnote disclosure otherwise required by GAAP (or SAP), none of which, if provided, would reflect a material adverse change in the operations or financial condition of the Corporation or any Subsidiary.

        3.6     Conduct in Ordinary Course.  Except as set forth on
Schedule 3.6 or otherwise as specifically provided in this Agreement, since the Latest Balance Sheet Date, the Corporation and each Subsidiary has conducted its business only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the assets, condition (financial or otherwise), operating results, employee, policyholder or producer relations or business of the Corporation or any Subsidiary. Without limitation of the foregoing and except as set forth on Schedule 3.6, since the Latest Balance Sheet Date, neither the Corporation nor any Subsidiary has:
       04.04.012

                     (a) sold, assigned or transferred any of the assets of its business, except for sales of investments in the ordinary course of business, or mortgaged, pledged or subjected them to any Lien, charge or other restriction, except for Permitted Liens;

                     (b) sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits thereof, or any of the Proprietary Rights or other intangible assets, or disclosed any material proprietary confidential information to any person, granted any license or sublicense of any rights under or with respect to any Proprietary Rights or waived any other rights of material value except for such sales, assignments, transfers, abandonments, lapses, licenses, sublicenses, disclosures or waivers which, individually or in the aggregate, would not be likely to have a Material Adverse Effect;

                     (c) made or granted any material increase in, or amended or terminated, any existing Employee Benefit Plan or adopted any new Employee Benefit Plan, or entered into any new collective bargaining agreement;

                     (d) conducted its cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained its books and records other than in the usual and ordinary course of business consistent with past custom and practice;

                     (e) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any agent, broker or production source, employee, officer or director other than in the ordinary course of business;

                     (f) suffered any extraordinary loss, damage, destruction or casualty loss to its business, whether or not covered by insurance and whether or not in the ordinary course of business;

       04.04.013
                     (g) received notification that any material production source, reinsurer or policyholder will stop or decrease in any material respect the rate of business done with the Corporation which has had or is likely to have a Material Adverse Effect;

                     (h) received notification that any reinsurer will increase rates, decrease limits, reduce ceding commissions or change coinsurance percentages with respect to the terms and rating structure of any reinsurance or coinsurance agreements with the Corporation or any Subsidiary, which has had or is likely to have a Material Adverse Effect;

                     (i) declared, set aside or paid any dividend or distribution of cash or other property to any shareholder (in its capacity as such) or purchased, redeemed or otherwise acquired any shares of its capital stock, or made any other payments to any shareholder (in its capacity as such);

                     (j) amended or authorized the amendment of its organizational documents;

                     (k) entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice;

                     (l) issued any notes, bonds or other debt securities, or any equity securities, or any securities (debt or equity) convertible into, exchangeable for or exercisable for any equity securities;

                     (m) made any substantial change in the nature of its investment portfolio; or

                     (n)     committed to do any of the foregoing.

        3.7 Litigation and Regulatory Investigations. Except as set forth in Schedule 3.7, there is no suit, action, proceeding, investigation, claim, consent decree, agreement with regulatory authorities, unresolved regulatory inquiry or order pending or, to the knowledge of the Corporation, threatened against or by the Corporation, any Subsidiary, any Employee Benefit Plan or the assets thereof (or, to the knowledge of the Corporation, pending or threatened against any of the officers, directors or key employees of the Corporation or any Subsidiary with respect to its business or proposed business activities or against a fiduciary, plan administrator or other person responsible for an Employee Benefit Plan or the assets thereof), to which the Corporation, any Subsidiary or any Employee Benefit Plan is a party (as a defendant, a third party defendant, a plaintiff or a third party plaintiff), which is likely to have, individually or in the aggregate, a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor, to the knowledge of the Corporation, is any such action, proceeding or investigation more likely than not to occur. Except as set forth on Schedule 3.7, neither the Corporation, any Subsidiary nor any Employee Benefit Plan is subject to any judgment, order or decree of any court or governmental agency; none of the Corporation, any Subsidiary nor any Employee Benefit Plan has received any written opinion or memorandum from legal counsel retained by the Corporation, any Subsidiary or an Employee

       04.04.014
Benefit Plan to the effect that any of them is exposed, from a legal standpoint, to any material liability which is likely to have a Material Adverse Effect; and none of the Corporation, any Subsidiary nor any Employee Benefit Plan is engaged in any legal action to recover monies due it or for damages sustained by it.

        3.8 Absence of Undisclosed Liabilities. Neither the Corporation nor any Subsidiary has any material debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when such liability or obligation is asserted), including but not limited to liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except (a) to the extent specifically reflected and accrued for or reserved against in the Financial Statements, (b) for liabilities specifically delineated on Schedule 3.8, or (c) as of the Closing, for liabilities and obligations which have arisen after the Latest Balance Sheet Date in the ordinary course of business consistent with past custom and practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

        3.9 Investments. IIC's 1995 Annual Statement, previously provided to Purchasers, hereto contains a complete list of all stocks, bonds or other securities, or any other equity or proprietary interest in any corporation, partnership, joint venture, business enterprise or other entity of any nature whatsoever, owned, directly or indirectly, by IIC (collectively, the "Investments") as of December 31, 1995. Schedule 3.9 sets forth a complete list of any changes in the IIC Investments since December 31, 1995. Except as disclosed in Schedule 3.9, all of the Investments constitute admitted assets on IIC's Financial Statements.

        3.10 Reserves. Without limiting the generality of Section 3.5, all information made available by the Corporation to the Purchasers with respect to the determination of the policy and contract reserves and other liabilities of IIC is true, correct and complete in all material respects.
The policy and contract reserve and liability amounts presented in IIC's Financial Statements (i) are computed in accordance with commonly accepted actuarial standards consistently applied and are fairly stated in accordance with sound actuarial principles; (ii) are based on actuarial assumptions which are in accordance with or more conservative than those typically applied by the actuarial profession for similar lines of business; and (iii) meet the adequacy and other requirements of the insurance laws of the State of Delaware in all material respects.

        3.11 Taxes. Except as reserved for on the Financial Statements, all Taxes due and payable by the Corporation and each Subsidiary have been paid in full. The liability for Taxes of the Corporation and each Subsidiary reflected in the Financial Statements is sufficient in all material respects to provide for all interest, penalties, assessments or deficiencies which, as of the date hereof, were due and unpaid and the appropriate accrual for other unpaid Taxes not yet due. The Corporation and each Subsidiary has timely filed all federal, state, county, local and foreign tax returns which it is required to have filed, and such returns are complete and correct in all material respects. Any deficiencies proposed as a result of any governmental

       04.04.015
audits have been paid or settled, and there are no present disputes as to Taxes payable by the Corporation or any Subsidiary. There are no unexpired waivers by the Corporation or any Subsidiary of any statute of limitations with respect to any Taxes, and neither the Corporation nor any Subsidiary is a party to any action or proceedings by any governmental authority for the collection or assessment of Taxes.

        3.12 Material Contracts. Schedule 3.12 is a correct and complete list of every material contract, agreement, covenant not-to-compete, relationship or commitment, written or oral, to which the Corporation or any Subsidiary is a party or by which it is bound which requires aggregate future payments in excess of $100,000, including leases for the Leased Real Property and for the leased personal property described in Section 3.14 below, but excluding (i) direct insurance policies or contracts issued by IIC in the ordinary course of business to parties unrelated to the Corporation or its Affiliates, and (ii) reinsurance treaties and agreements whereby IIC is a cedant (addressed in Section 3.13 hereof) (the "Material Contracts"). Schedule
3.12 further includes an indication as to which of the Material Contracts involve (as a party or otherwise) a member of IIC's "Insurance Holding Company System" (as such term is defined in Section 5001 of the Delaware Insurance Holding Company System Registration Chapter). Correct and complete copies of the Material Contracts previously have been furnished to the Purchasers. Neither the Corporation nor any Subsidiary is in default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default, under any Material Contract or any other obligation owed by the Corporation or any Subsidiary, which default would, either individually or together with such other defaults, have a Material Adverse Effect, and, to the knowledge of the Corporation, no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Material Contract or obligation.

        3.13 Reinsurance Treaties and Agreements. Schedule 3.13 hereto contains a list of all reinsurance treaties or agreements (including facultative agreements) whereby IIC has ceded any liability or potential liability relating to any insurance policy and under which IIC may recover with respect to currently pending or future claims submitted to it ("Reinsurance Treaties"). True and complete copies of all Reinsurance Treaties, as amended to date, have been provided to the Purchasers. All Reinsurance Treaties are in full force and effect and are enforceable in accordance with their terms. Neither IIC nor any other party to the Reinsurance Treaties is in default or alleged to be in default under the terms of thereof, and there exists no condition which, after notice or lapse of time or both, would constitute a default thereunder. IIC has given all notice required under the Reinsurance Treaties with respect to claims submitted to IIC. Except as provided for in the Financial Statements, or as disclosed in
Schedule 3.13 hereto, all reinsurance represented by the Reinsurance Treaties is fully and absolutely collectible and represents an admitted asset or a contra-liability of IIC. Except as disclosed in Schedule 3.13, neither the Corporation nor IIC believes or has notice that any party to any of the Reinsurance Treaties will be unable or unwilling to meet its contractual obligations to the Corporation. Except as specifically indicated in Schedule 3.13, no consent from any assuming reinsurer under any of the Reinsurance Treaties is required in order for the Corporation to validly and effectively sell the Series A Preferred Shares to the Purchasers as provided hereunder. The consummation of the transactions which are to take place at the Closing will not affect IIC's rights under the Reinsurance Treaties or result in the cancellation or termination of any of the Reinsurance Treaties.

       04.04.016
        3.14 Real Property. Neither the Corporation nor any Subsidiary owns any real property. All leases of real property leased or used by the Corporation and the Subsidiaries and utilized in their respective businesses, including all such leases with related parties or Affiliates, are listed on
Schedule 3.14, correct and complete copies of which previously have been furnished to the Purchaser. Except as set forth on Schedules 3.12 and 3.14, neither the lessee, nor to the knowledge of the Corporation, the lessor, is in default under any of the leases to which the Corporation or any Subsidiary is a party and no event has occurred which with the giving of notice or the passage of time or both could constitute a default by lessee under any of such leases. To the knowledge of the Corporation, neither the lessor nor the lessee is in default under any of the leases for real property used by the Corporation or any Subsidiary and no event has occurred which with the giving of notice or the passage of time or both could constitute a default by lessee under any of such leases.

        3.15 Personal Property. Schedule 3.15 is a correct and complete list of (a) all fixed assets owned or leased by, in the possession of, or used by the Corporation or the Subsidiaries in connection with their respective businesses and (b) all other tangible and intangible personal property, rights and assets owned or leased by, in the possession of, or used by the Corporation or the Subsidiaries in connection with their respective businesses, in each case which have a current fair market value in excess of $25,000 individually or, with respect to similar or related properties $50,000 in the aggregate, and are material to the operation of the Corporation's or any Subsidiary's business (except property sold or otherwise disposed of in the ordinary course of business consistent with past custom and practices and except inventory and Proprietary Rights), which list indicates the location of such items. Either the Corporation or a Subsidiary has good and marketable title to, or a valid leasehold interest in, each item listed on Schedule 3.15, in each case, free and clear of any Liens, except for Liens for current property taxes not yet due and payable and Liens disclosed on Schedule 3.15. The property listed on Schedule 3.15 constitutes all tangible or intangible property, rights and assets necessary for the conduct by the Corporation and the Subsidiaries of their respective businesses as now conducted or currently proposed to be conducted. Such personal property is in good condition and repair and none of such personal property requires any repair or replacement except for maintenance in the ordinary course of business. Except as set forth in Schedule 3.15, none of the personal property listed on
Schedule 3.15 is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of the Corporation or a Subsidiary.

        3.16 Title to Assets. The assets of IIC ("Included Assets") consist of all of the assets reflected in the Financial Statement of IIC dated as of December 31, 1995, other than assets liquidated or disposed of in the ordinary course of IIC's business after December 31, 1995, and assets acquired in the ordinary course of IIC's business since December 31, 1995. All assets which are not reflected on the balance sheet contained in IIC's December 31, 1995 Financial Statement are described in Schedule 3.16 hereto. At the date of the Closing, IIC will have good and absolute title to all of the Included Assets, free and clear of all liens, claims and encumbrances, and free and clear of all restrictions on sale or transfer, including any conditional sale or other title retention agreement, or rights of first refusal, except for (i) liens with respect to current taxes not delinquent,
(ii) such limitations, restrictions and encumbrances as arise by law or regulation with respect to assets on deposit with regulatory authorities and

       04.04.017
(iii) as disclosed in Schedule 3.16.

        3.17 Compliance with Applicable Laws and Regulations. Except as disclosed in Schedule 3.17 neither the Corporation nor any Subsidiary is in violation of any law, rule, regulation, licensing, requirement, consent decree or order applicable to it or the conduct, ownership, use, occupancy or operation of its business or the Real Property, which violation would have a material adverse effect on the financial condition or results of operation of the Corporation or any of its Subsidiaries, nor has the Corporation or any Subsidiary received notice (written or oral) of any such violation thereof. True and complete copies of all agreements with insurance producers, agents, brokers, third party administrators, managing general agents, reinsurance intermediaries, underwriting agents or adjusters, as amended to date, have been provided to the Purchasers. The terms and conditions of all such agreements are in material compliance with applicable law and regulation, and, where required by law or regulation, have been filed with and approved by appropriate regulatory authorities. Each insurance policy form, certificate of insurance and application form, and all written advertising materials, illustrations and rates in use by IIC, the use or issuance of which requires filing or approval, have been appropriately filed (whether by IIC or by an appropriate rating bureau to which IIC belongs) with, and if necessary approved by, the Delaware Department of Insurance, the department of insurance in other jurisdictions in which IIC operates and/or any and all other applicable regulatory agencies. All such rates, policy forms, certificates, applications and advertising materials are in material compliance with all applicable insurance laws, rules and regulations.

        3.18 Intellectual Property. Schedule 3.18 contains a complete and correct list of all registered Proprietary Rights owned by the Corporation or any Subsidiary and all pending applications for the registration of other Proprietary Rights owned or filed by the Corporation or any Subsidiary.
Schedule 3.18 also contains a complete and correct list of all trade or corporate names used by the Corporation or any Subsidiary and a complete and correct list of all licenses and other rights granted by the Corporation or any Subsidiary to any third party with respect to Proprietary Rights and licenses and other rights granted by any third party to the Corporation or any Subsidiary. Except as set forth on Schedule 3.18, to the best of the Corporation's knowledge, (a) each of the Corporation and the Subsidiaries owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Proprietary Rights necessary for the operation of its business as presently conducted; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or, to the knowledge of the Corporation, threatened, and, to the knowledge of the Corporation, there is no reasonable basis for any such claim; (c) neither the Corporation, any Subsidiary nor any registered agent of the Corporation or any Subsidiary has received any notices of, nor is aware of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Proprietary Rights, nor has the Corporation, any Subsidiary or any registered agent of the Corporation or any Subsidiary received any claims of infringement or misappropriation of or other conflict with any Proprietary Rights of any third party; and (d) neither the Corporation nor any Subsidiary has infringed, misappropriated or otherwise violated any Proprietary Rights of any third parties, and is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Corporation's or any Subsidiary's business as presently conducted or as currently proposed by the Corporation or any Subsidiary to be conducted.
       04.04.018
        3.19 No Illegal Payments. Since March 31, 1989, and to the Corporation's knowledge at any time preceding March 31, 1989, neither the Corporation nor any Subsidiary has made or committed to make any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments.

        3.20 Insurance Policies. Schedule 3.20 is a correct and complete list and description, including policy numbers, of all self-insurance programs and insurance policies owned by the Corporation and the Subsidiaries, correct and complete copies of which policies have previously been delivered to the Purchaser. Such policies are in full force and effect, and neither the Corporation nor any Subsidiary is in default under any of them. Neither the Corporation nor any Subsidiary has received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the knowledge of the Corporation, is there any basis for any such action. Schedule 3.20 also contains a list of all pending claims with any insurance company and any instances within the previous three years of a denial of coverage of the Corporation or any Subsidiary by any insurance company.

        3.21 Bank Accounts. Schedule 3.21 is a complete and correct list of each bank in which the Corporation or any Subsidiary has an account or safe deposit box, the number of each such account or box and the names of all persons authorized to draw thereon or to have access thereto.

        3.22 Licenses and Permits. The Corporation and each Subsidiary holds, all the permits, licenses, franchises and approvals of governmental authorities and agencies necessary or desirable for the current conduct, ownership, use, occupancy or operation of its business or the Real Property, all of which are identified on Schedule 3.22 (the "Permits"). The Corporation and each Subsidiary is in compliance in all material respects with such Permits, all of which are in full force and effect, and neither the Corporation nor any Subsidiary has received any notices (written or oral) to the contrary.

        3.23 Regulatory Authority of IIC. IIC has all regulatory authority necessary to carry on its business as currently conducted. The Purchasers previously have been provided with an accurate copy of the Company's current Certificate of Authority from the State of Delaware. Such Certificate of Authority is valid and effective, and IIC currently has all of the authority specified therein. Schedule 3.23 hereto contains a list of all jurisdictions in which IIC is authorized or eligible to conduct its insurance business and/or maintains a valid and effective Certificate of Authority from the applicable insurance regulatory departments, indicating the extent of such authority, and any date upon which such authority is subject to expiration without regulatory action. Schedule 3.23 contains a list of all jurisdictions in which applications for new or amended licenses, Certificates of Authority or other eligibility for IIC are pending, and a description of the current status of each. Except as disclosed in Schedule 3.23, IIC (i) has not had any license, Certificate of Authority, eligibility or other governmental or regulatory authorization, approval or listing, or application therefor, denied, revoked, suspended or limited, and (ii) has not received any notice from any governmental or regulatory authority of any specific fact or condition which remains uncured and which, if left uncured, could result in the denial, revocation, suspension, limitation or non-renewal of any license, Certificate of Authority, eligibility, approval or listing. The information presented in Schedule 3.23 is a true, complete and accurate summary of all

       04.04.019
insurance regulatory authority currently possessed by IIC.

        3.24    Employee Benefit Plans.  Except as set forth in Schedule
3.24, neither the Corporation nor any Plan Affiliate has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA), "Employee Welfare Benefit Plan" (as defined in Section 3(1) of ERISA), "multi-employer plan" (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of the Corporation's or any Subsidiary's employees or former employees or beneficiaries thereof, personnel policy (including but not limited to vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or contract (collectively, "Employee Benefit Plans"), whether or not written or pursuant to a collective bargaining agreement, which could give rise to or result in the Corporation or such Plan Affiliate having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans previously have been furnished to the Purchasers. The Employee Benefit Plans are in substantial compliance with governing documents and agreements and with applicable laws.

        3.25 Health, Safety and Environment. To the best of the Corporation's knowledge, no facts, events or conditions with respect to the past or present operations or facilities of the Corporation, any Subsidiary or their respective businesses exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Corporation, any Subsidiary or their respective businesses under any Environmental and Safety Requirement based on any such fact, event or circumstance, including, without limitation, liability for cleanup costs, personal injury or property damage.

        3.26 Salaries. Schedule 3.26 is a true, complete and correct list setting forth as of the Latest Balance Sheet Date (i) the names and current compensation rate and compensation of all individuals employed by the Corporation or any Subsidiary on a salaried basis whose base salary and bonus was, or will be, in the aggregate in excess of $50,000 per annum, (ii) the names and current compensation rate of all individuals employed by the Corporation or any Subsidiary on an hourly or piecework basis and (iii) the names and total annual compensation paid by the Corporation or any Subsidiary for all production sources or other independent contractors who render services on a regular basis to the Corporation or any Subsidiary whose current annual compensation paid by the Corporation or any Subsidiary is in excess of $50,000. Except as set forth in Schedule 3.26, no person listed thereon will have received any bonus or increase in compensation since the Latest Balance Sheet Date, and there has been no "general increase" in the compensation or rate of compensation payable to any employees of the Corporation or any Subsidiary since such date, nor since that date has there been any promise to the employees listed on Schedule 3.26 orally or in writing of any bonus or

       04.04.020
increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with past compensation practices and obligations incurred under existing bonus, insurance, pension or other employee benefit plans described on Schedule 3.24. Since the Latest Balance Sheet Date there has not been any other material change in the information disclosed in Schedule 3.26.

        3.27 Personnel Agreements, Plans and Arrangements. Except as listed in Schedule 3.26 and 3.27, neither the Corporation nor any Subsidiary is a party to or obligated in connection with its business with respect to any
(a) outstanding contracts with current or former employees, agents, brokers, reinsurers, intermediaries, consultants, advisers, sales representatives, independent contractors, or dealers, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement, correct and complete copies of which previously have been furnished to the Purchasers. Except as set forth in Schedule 3.27, no strike, union organizational activity, allegation, charge or complaint of employment discrimination or other similar occurrence has occurred or is pending or, to the knowledge of the Corporation, threatened against the Corporation or any Subsidiary, nor does the Corporation know any basis for any such allegation, charge, or complaint. To the knowledge of the Corporation, the Corporation and each Subsidiary has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Except as set forth in Schedule 3.27, there are no administrative charges or court complaints pending or, to the knowledge of the Corporation, threatened against the Corporation or any Subsidiary before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.

        3.28    Workers Compensation.  To the knowledge of the Corporation,
Schedule 3.28 sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Corporation or any Subsidiary or any Person with whom the Corporation or a Subsidiary constitutes all or part of a controlled group (as defined) in Section 5.15 of the Code ("Plan Affiliate") (or predecessors) made since January 1, 1995, and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements, for (a) costs, expenses and other liabilities under any workers compensation laws, regulations, requirements or programs and (b) any other medical costs and expenses. Except as set forth on Schedule 3.28, to the knowledge of the Corporation, no claims, injuries, fact, event or condition exists which would give rise to a material claim by employees and former employees (including dependents and spouses) of the Corporation or Plan Affiliates under any workers compensation laws, regulations, requirements or programs or for any other medical costs and expenses.

        3.29 Affiliate Transaction. Schedule 3.29 sets forth the parties to and the date, nature and amount of each transaction involving the transfer of any cash, property or rights to or from the Corporation or any Subsidiary from, to or for the benefit of any Affiliate or former Affiliate of the Corporation or any Subsidiary ("Affiliate Transactions") during the period commencing January 1, 1992 through the date hereof and any existing commitments of the Corporation or any Subsidiary to engage in the future in any Affiliate Transactions. Each Affiliate Transaction was effected on terms

       04.04.021
no less favorable to the Corporation or any Subsidiary than those which would have been established in an arms-length negotiation, except as disclosed on
Schedule 3.29.

        3.30 Production Sources. Except as set forth on Schedule 3.30, neither the Corporation nor any Subsidiary has ever treated any of its independent producers, agents or brokers ("Production Sources") as an employee for any period and has never been required to file any federal tax returns for any of the Production Sources. Furthermore, the Corporation represents and warrants that the information provided to the Purchasers relating to the relationship between the Corporation, the Subsidiaries and the Production Sources set forth on Schedule 3.30 is complete and accurate in all respects.

        3.31 Interest in Production Sources, etc. Except as set forth in Schedule 3.31, neither the Corporation nor any of its Affiliates has any direct or indirect interest in any of the Corporation's or any Subsidiary's competitors, production sources, reinsurers or policyholders or in any Person from whom or to whom the Corporation leases any real or personal property in any other Person with whom the Corporation has any business relationship.

        3.32 No Misrepresentation. None of the representations and warranties of the Corporation set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to the Purchasers as contemplated by any provision hereof (including, without limitation, the Related Agreements), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of the Corporation, there is no material fact which has not been disclosed to the Purchasers which materially adversely affects or could reasonably be anticipated to materially adversely affect its business or the Corporation's ability to consummate the transactions contemplated hereby.

                              ARTICLE IV

            Representations and Warranties of the Purchasers


        As a material inducement to the Corporation to enter into this Agreement and to sell the Series A Preferred Shares hereunder, each Purchaser hereby represents and warrants to the Corporation, solely with respect to itself, as follows:

        4.1 Organization and Standing. Such Purchaser is a limited partnership or a corporation, as applicable, duly organized, validly existing and in good standing under the laws of its state of incorporation.

        4.2 Authorization; Power. Such Purchaser has all requisite legal power to enter into this Agreement and the Related Agreements, and to carry out and perform its obligations under the terms of this Agreement and the Related Agreements. All action on the part of such Purchaser, its general partner and the directors and shareholders of its general partner or its directors and shareholders, as applicable, necessary for the authorization, execution, delivery and performance by such Purchaser of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, and for the authorization, issuance and delivery of the Series A Preferred Shares, has been taken. This Agreement and the Related

       04.04.022
Agreements are legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms.

        4.3 No Violation. Neither the execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions provided for herein and therein or contemplated hereby and thereby, nor the fulfillment by such Purchaser of the terms hereof or thereof, will (with or without notice or passage of time or both) (a) conflict with or result in a breach of any provision of the limited partnership agreement or the certificate of limited partnership or the charter documents, as applicable, of such Purchaser, (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any consent or approval under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, license, agreement, lease or other instrument or obligation to which such Purchaser is a party or by which it or any of its assets may be bound or (c) violate any Rules.

        4.4 Purchase for Investment. Such Purchaser will acquire the Series A Preferred Shares, for investment and not with a view to distribute all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. Such Purchaser acknowledges that the Series A Preferred Shares have not been registered under the Securities Act and, except as provided in the Registration Agreement, the Corporation is under no obligation to file a registration statement with the Commission with respect to the Series A Preferred Shares.

        4.5 Purchaser Qualifications. Such Purchaser is an "accredited investor" as such term is defined under Rule 501 adopted by the Commission under the Securities Act.

        4.6 Future Disposition. Such Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Series A Preferred Shares (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any of the Series A Preferred Shares), except in compliance with the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations under the Securities Act and the Exchange Act.


                                ARTICLE V


                           Pre-Closing Covenants

        During the period from the date of this Agreement and continuing until the Closing, each of the parties hereto respectively agrees that (except as expressly contemplated or permitted by this Agreement or the Related Agreements or to the extent that the Purchasers or the Corporation, as the case may be, shall otherwise consent in writing):

        5.1 No Transfer or Inconsistent Action. The Corporation shall not sell, transfer or otherwise dispose of or in any way encumber any shares of its capital stock or take any action inconsistent with the approval and consummation of this Agreement or the Related Agreements or the transactions contemplated hereby and thereby.

       04.04.023
        5.2 Conduct of Business in Ordinary Course. The Corporation and the Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organization, keep available the services of their present officers and employees and preserve their relationships with policyholders, producers, reinsurers and others having business dealings with them, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing. Specifically, except in the ordinary course of business, as required by any Rules, as required by contractual obligations existing on the date hereof, or as specifically required by this Agreement:

                     (a)     neither the Corporation nor any Subsidiary will
                (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of employees, (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit to any such employee, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any existing employee, or (iv) otherwise amend or enter into a new Employee Benefit Plan or amend or enter into a new collective bargaining agreement;

                     (b) the Corporation and the Subsidiaries will (i) maintain all the Real Property owned, used or leased by any of them in good repair, order and condition (without making any material alterations thereto), (ii) maintain and keep in full force existing insurance, (iii) maintain all licenses, qualifications and authorizations to do business in each jurisdiction in which they are so licensed, qualified or authorized, (iv) maintain their records in the usual, regular and ordinary manner on a basis consistent with past practices,
                (v) maintain current underwriting, investment, actuarial, financial reporting and accounting practices and policies, and the assumptions underlying such practices and policies, and the current methods of calculating any bad debt, contingency or other reserve for financial reporting purposes or for other accounting purposes (including, without limitation, any practice, policy, assumption or method relating to or affecting the determination of investment income, reserves or other similar amounts or operating ratios with respect to expenses, losses or lapses), and (vi) perform and comply with their respective obligations under all the Material Contracts;

                     (c) IIC will (i) maintain its investment portfolio in a manner consistent with current practices, (ii) cause all reserves and other similar amounts with respect to the insurance and annuity policies and contracts established or reflected on IIC's Financial Statements to be (A) established and reflected on an basis consistent with those reserves and other similar amounts and reserving methods followed by IIC at December 31, 1995 (B) good, sufficient and adequate (under
                GAAP) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, losses, claims, expenses and other liabilities of IIC under all insurance and annuity policies and contracts pursuant to which IIC has or will have any liability (including, without limitation, any

       04.04.024
                liability arising under or as a result of any reinsurance, coinsurance or other similar contract); and (iii) continue to own assets that qualify as legal reserve assets under all applicable insurance Rules in an amount at least equal to the required reserves of IIC and other similar amounts;

                     (d) IIC will not: (i) appoint any general agents or otherwise delegate any substantial business functions or operations (except as a function or operation already may be delegated), or (ii) revise or alter any existing reinsurance or coinsurance agreement;

                     (e)     neither the Corporation nor any Subsidiary will
                (i) sell, lease, transfer or otherwise dispose of any of its assets, (ii) create or permit to exist any new Lien on its assets, (iii) enter into any joint venture, partnership or other similar arrangement or form any other new arrangement for the operation of its assets, (iv) make any new commitments for capital expenditures, (v) issue any notes, bonds or other debt securities, or any equity securities, or any securities (debt or equity) convertible into, exchangeable for or exercisable for any equity securities; and

                     (f) the Corporation and the Subsidiaries will comply with all Rules (other than Rules being contested in good faith by appropriate proceedings) except in those instances in which the failure to comply with such Rule is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

       04.04.025
        5.3 No Breach of Representations, Warranties or Covenants. No party hereto shall undertake any action or fail to take any action that will result in a breach of the representations, warranties and covenants hereto made by such party, and such representations, warranties and covenants shall be made again as of the Closing (except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date).

        5.4 Public Announcements. No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance. To the extent feasible, all press releases or other announcements or notices regarding the transactions contemplated by this Agreement shall be made jointly by the parties.

        5.5 No Solicitations. No party hereto shall, nor shall any of them authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by any of them to, solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Corporation or any Subsidiary, or any proposal or offer to acquire in any manner a material equity interest in, or a material portion of the assets of, the Corporation or any Subsidiary, other than the transactions contemplated by this Agreement or agree to or endorse any such proposal, or engage in any negotiations or discussions with any person relating to any such proposal. Each party shall promptly advise the other parties orally and in writing of any inquiries regarding, or offers of, any such proposal.

        5.6 Advise of Changes; Filings. The parties hereto shall promptly advise one another orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on the Corporation or any Subsidiary. The parties shall promptly make available copies of all filings made with any state, federal or local governmental entity in connection with this Agreement and the transactions contemplated hereby and thereby, including, but not limited to, any materials submitted in connection with the Delaware Insurance Holding Company System Registration Chapter and the California Insurance Holding Company System Regulatory Act.

        5.7 Regulatory Filings. As soon as possible following the execution and delivery of this Agreement, each party shall make such filings and registrations, and provide such notices as may be required to consummate the transactions contemplated in this Agreement, including, but not limited to, filings or registrations for consent or approval of the Delaware and California Departments of Insurance and the departments of insurance of any other states which the parties hereto may determine. Thereafter, each party shall file or cause to be filed as promptly as practicable all related requested supplemental information. The parties hereto will make such

       04.04.026
filings and use all reasonable efforts to obtain the governmental approvals referred to in Section 3.3. The Corporation and its Subsidiaries shall provide the Purchasers with any information the Purchasers reasonably may request in connection with the filings, registrations and notices described above.

        5.8 Best Efforts. The parties will use their best efforts, to secure fulfillment of all of the conditions precedent to the parties obligations hereunder.

        5.9 Financing; Due Diligence Upon the Corporation's request, Purchasers agree to provide the corporation with a written report of the status of its financing efforts (as set forth in Section 6.12 below) and of the status and results of its due diligence (as set forth in Section 6.7 below).

                                  ARTICLE VI

                       Conditions Precedent to the Closing

        The obligation of the Purchasers to purchase the Series A Preferred Shares at the Closing is subject to the fulfillment to its satisfaction of each of the following conditions:

        6.1 Representations and Warranties Correct. The representations and warranties of the Corporation set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing as though made on and as of the Closing Date, (in each case, except to the extent such representations are by their express provisions made as of a specified date, in which case they shall be true and correct in all material respects as of the specified date), and the Purchasers shall have received a certificate signed on behalf of the Corporation by the chief executive officer of the Corporation to such effect and such certificate shall be deemed to be a representation and warranty of the Corporation only as of the time immediately preceding the Closing.

        6.2 Performance. The Corporation shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Purchasers shall have received a certificate signed on behalf of the Corporation by the chief executive officer of the Corporation to such effect.

        6.3 Regulatory Approvals. As of the Closing, the Purchasers shall have obtained the approval of the Delaware and California Departments of Insurance with respect to the purchase of Series A Preferred Shares by the Purchasers hereunder. All other regulatory consents or approvals which may be required in the context of the transactions contemplated in this Agreement shall have been obtained.

        6.4 No Material Adverse Change. There shall have been no material adverse change in the assets, condition (financial or otherwise), operating results, employee, customer or supplier relations, or business activities of the Corporation.

        6.5 Proceedings and Documents. As of the Closing, all corporate and other proceedings in connection with the transactions contemplated hereby and by the Related Agreements, and all documents and instruments incident to such

       04.04.027
transactions, shall be satisfactory in form and substance to the Purchasers, and the Purchasers shall have received at or prior to the Closing all such documents as it shall have reasonably requested.

        6.6 Qualifications. As of the Closing, all authorizations, approvals or permits of, or filings with, any governmental authority, including state securities or "Blue Sky" offices, that are required by law in connection with the lawful sale and issuance of the Series A Preferred Shares shall have been duly obtained by the Corporation, and shall be effective as of the Closing.

        6.7 Due Diligence. The Purchasers and its advisers, including legal counsel, shall have completed its due diligence review of the Corporation and its business with results reasonably satisfactory to the Purchasers.

        6.8 Expenses. At Closing, the Corporation shall have reimbursed the Purchasers for its expenses and out-of-pocket costs incurred in connection with their negotiation of this Agreement and the Related Agreements, documentation of the transactions contemplated hereunder and thereunder and closing costs, including without limitation, reasonable attorneys' fees and expenses, in an amount not to exceed $150,000 in the aggregate..

        6.9 Election of Directors. Upon the Closing, the Board shall consist of seven (7) directors, three (3) of whom shall have been nominated by the Purchasers as the holders of the Series A Preferred Shares.

        6.10 No Restricted Actions. As of the Closing, neither the Corporation nor any of the Subsidiaries shall have taken any action that would require the consent of the holders of a majority of the Series A Preferred Shares pursuant to Paragraph 4B(3) of the Certificate of Designation, other than actions taken prior to the date of this Agreement, without having obtained the prior consent of the Purchasers.

        6.11 Schedules. The Corporation shall have delivered the Schedules to this Agreement to the Purchasers no later than May 15, 1996, which Schedules shall be reasonably satisfactory to the Purchasers.

        6.12 Financing. AAM Capital Partners, L.P. shall have transferred its rights hereunder to purchase at least 50,000 of the Series A Preferred Shares as set forth herein to Persons that become Purchasers under this Agreement.

        6.13 Chester County Warrants. The warrants issued to Chester County Fund, Inc. by the Corporation, exercisable for 1,000,000 shares of Common Stock, shall have been cancelled, for shares of common stock of the Corporation not to exceed 250,000 shares.

                                  ARTICLE VII

                               Closing; Delivery

        7.1 Closing. The closing of the transactions contemplated hereby will take place at 10:00 a.m. on June 30, 1996 (the "Closing Date"), at the offices of Katten Muchin & Zavis, unless another date or place is agreed to in writing by the Purchasers and the Corporation; provided, however, that either the Purchasers or the Corporation may extend the Closing Date until

       04.04.028
not later than July 30, 1996, upon providing written notice thereof to the other party.

        7.2 Delivery. At the Closing, the Corporation will deliver to the Purchasers certificates for the Series A Preferred Shares duly executed and registered in the name of the Purchasers as set forth on the Schedule of Purchasers attached hereto, against payment by the Purchasers of the purchase price therefore by check drawn on a United States domiciled bank payable to the order of the Corporation or by wire transfer of funds to an account designated by the Corporation.

        7.3 Compliance Certificate. At the Closing, the Corporation shall have delivered to the Purchasers those certificates of the Corporation required by Sections 6.1 and 6.2 above.

        7.4 Secretary's Certificate. At the Closing, the Corporation shall have delivered to the Purchasers copies of each of the following, in each case certified by the applicable Person to be in full force and effect on the date of the Closing:

                     (a) the articles of incorporation or other applicable incorporation documents of the Corporation and each Subsidiary as of the Closing (together with the Certificate of Designation) which documents shall be certified by the Secretary of State of the applicable state of incorporation as of a date not more than twenty days prior to the Closing;

                     (b) a long-form good standing certificate with respect to the Corporation and each Subsidiary certified by the Secretary of State of the applicable state of incorporation as of a date not more than twenty days prior to the Closing;

                     (c) good standing certificates with respect to the Corporation and each Subsidiary certified by the Secretaries of State of the states (other than their respective states of incorporation) in which the conduct of their respective businesses require each of them to be in good standing, in each case as of a date not more than twenty days prior to the Closing;

                     (d) the by-laws of the Corporation and each Subsidiary, acceptable in form and substance to the Purchasers; and

                     (e) resolutions of the Board, and, as necessary, the Corporation's shareholders, the form and substance of which are satisfactory to the Purchasers, authorizing the adoption and execution of the Certificate of Designation, and authorizing the execution, delivery and performance of this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby, including the issuance and sale of the Series A Preferred Shares to the Purchasers.

        7.5 Registration Agreement. At or prior to the Closing, the Corporation and the Purchasers shall have executed and delivered the Registration Agreement.

        7.6 Shareholders Agreement. At or prior to the Closing, the Corporation, the Purchasers and all of the Corporation's shareholders that are

       04.04.029
also officers or directors of the Corporation shall have executed and delivered the Shareholders Agreement.

        7.7 Legal Opinion. At the Closing, the Corporation shall have delivered to the Purchasers the opinion of Palmarella & Sweeney, P.C. counsel to the Corporation, dated the date of Closing, addressed to the Purchasers and in the form and substance reasonably acceptable to the Purchasers.

        7.8 Consents. At the Closing, the Corporation shall have delivered to the Purchasers evidence that all consents, approvals, authorizations of or notifications to any third parties (including governmental agencies), including, but not limited to, any relating to the Delaware and California Departments of Insurance for which the Corporation is responsible, required to consummate the transactions contemplated hereby have been obtained by the Corporation.

        7.9 Financing Fee. At the Closing, the Corporation shall pay to AAM Capital Partners, L.P., in immediately available funds, a financing fee equal to four percent (4%) of the aggregate purchase price for the Series A Preferred Shares sold hereunder.

        7.10 Other Documents. At the Closing, the Corporation shall have delivered to the Purchasers such other documents and instruments as the Purchasers or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

        All documents delivered by Corporation shall be in form and substance reasonably satisfactory to Katten Muchin & Zavis, counsel for the Purchasers.

                                  ARTICLE VIII

                                  Termination

        8.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection herewith, by the Corporation or the Purchasers:

                     (a)     by mutual consent;

                     (b) by the Purchasers (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Corporation set forth in this Agreement, which breach has not been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 30 days following receipt by the breaching party of notice of such breach, or
                (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the sale of the Series A Preferred Shares shall have become final and non-appealable;

                     (c) by the Corporation (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Purchasers set forth in this Agreement, which breach has not been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 30 days following receipt by the breaching party of notice of such breach, or
       04.04.030
                (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the sale of the Series A Preferred Shares shall have become final or nonappealable; or

                     (d) by either of the Purchasers or the Corporation if the Closing shall not have been consummated on or before July 30, 1996, or if the Purchasers shall not have successfully obtained approvals or consents of the Delaware and California Departments of Insurance pursuant to the Delaware Insurance Holding Company System Registration Chapter and the California Insurance Holding Company System Regulatory Act, respectively; provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

        8.2     Effect of Termination.        The parties hereto agree that if
this Agreement is terminated by the Corporation (other than pursuant to Section 8.1(c)(i) or Section 8.1(d) above) or by the Purchasers pursuant to
Section 8.1(b)(i) the Purchasers believe that it is impossible to accurately determine the amount of damages it would incur by virtue of such termination, and consequently the Corporation shall, within three business days following notification of such a termination, pay to the Purchasers $250,000 as liquidated damages, and the obligations of the parties pursuant to this Agreement shall then cease.

                                  ARTICLE IX

                               Indemnification

        9.1. Expenses. The Corporation agrees to pay on demand: (a) all costs and expenses of compliance with all agreements and conditions contained in this Agreement and in the Related Agreements; (b) the reasonable fees, expenses and disbursements of counsel to the Purchasers in connection with the administration of this Agreement and the Related Agreements and any amendments hereto or thereto, waivers hereof and thereof and consents hereunder and thereunder; (c) all other reasonable out-of-pocket expenses incurred by the Purchasers in connection with the performance of this Agreement and the Related Agreements by the Purchasers after the Closing; and (d) all costs and expenses (including reasonable attorney's fees and costs) incurred by the Purchasers or any holder of Series A Preferred Shares arising out of or in connection with the enforcement or preservation of any rights under this Agreement and the Related Agreements.

        9.2.  General Indemnity.

                (a) The Corporation agrees to indemnify, pay and hold the Purchasers and its Affiliates and any subsequent holder of any Series A Preferred Shares, and the partners, officers, directors, employees and agents of the Purchasers and their respective Affiliates and such holders (collectively called the "Purchaser Indemnitees"), harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever including, without limitation, the fees and disbursements of counsel for such

       04.04.031
        Purchaser Indemnities in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnities shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of the transactions contemplated by this Agreement and the ownership of any Series A Preferred Shares (a "Claim"), except that the Corporation shall have no obligation hereunder to a Purchaser Indemnitee with respect to any such indemnified liabilities arising from the negligence, gross negligence or wilful misconduct of such Purchaser Indemnitee, its directors, officers, employees, affiliates and/or agents. If any indemnity provided for in the preceding sentence is not available solely because it is found to be contrary to public policy or otherwise unlawful, then the Corporation and the Purchaser Indemnities shall contribute to the amount payable in such proportion as is appropriate to reflect the relative faults and benefits and any other relevant equitable considerations. Each Purchaser Indemnitee shall reimburse the Corporation for any amounts paid to such Purchaser Indemnitee by the Corporation pursuant to this Section 9.2 with respect to claims by the Corporation against such Purchaser Indemnitee which are finally determined by a court of competent jurisdiction in favor of the Corporation against such Purchaser Indemnitee.

                (b) In the event that subsequent to the Closing any Purchaser Indemnitee asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a "Third Party Claim") against such Purchaser Indemnitee, against which the Corporation is required to provide indemnification under this Agreement, the Purchaser Indemnitee shall promptly give written notice together with a statement of any available information regarding such claim to the Corporation within fifteen (15) days after learning of such claim (or within such shorter time as may be necessary to give the Corporation a reasonable opportunity to respond to such claim). The Corporation shall have the right, upon written notice to the Purchaser Indemnitee (the "Defense Notice") within thirty days (30) after receipt of notice of such Third Party Claim, which notice by the Corporation shall specify the counsel it will appoint to defend such claim, to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Purchaser Indemnitee; provided, however, that the Purchase Indemnitee shall have the right to approve the such defense Counsel, which approval shall not be unreasonably withheld.
        In addition, if the Corporation shall have elected not to conduct the defense of the subject Third Party Claim, the Purchaser Indemnitee shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Corporation and the Corporation will be liable for all costs, expenses, settlement amounts or other losses paid or incurred in connection therewith.

                (c) If the Corporation elects to conduct the defense of the subject Third Party Claim, the Purchaser Indemnitee will cooperate with and make available to the Corporation such assistance and materials as it may reasonably request, all at the expense of the

       04.04.032
        Corporation, and the Purchaser Indemnitee shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. If the defense of the Third Party Claim by the Corporation is nonetheless having a materially disruptive effect on the business or operations of the Purchaser Indemnitee or the existence of the Third Party Claim is otherwise having a material adverse effect on the business, operations or financial condition of the Purchaser Indemnitee, then the Corporation shall exercise good faith efforts to settle such Third Party Claim. Without the prior written consent of the Purchaser Indemnitee, the Corporation will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation,
        (i) injunctive or other equitable relief would be imposed against the Purchaser Indemnitee, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Purchaser Indemnitee for which the Purchaser Indemnitee is not entitled to indemnification hereunder.

                                   ARTICLE X

                                 Miscellaneous

        10.1 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Purchasers or holders of Series A Preferred Shares are also for the benefit of, and enforceable by, any subsequent holders of such Series A Preferred Shares. Notwithstanding anything to the contrary contained herein, the Purchasers may not transfer or assign any of their rights hereunder without the consent of the Corporation, except that AAM Capital Partners, L.P. may transfer such rights with respect to up to 50,000 of the Series A Preferred Shares prior to the Closing to any Person that becomes a Purchaser hereunder.

        10.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

        10.3 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

        10.4 Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other address as any party hereto designates by written notice to the other party, and shall be deemed to have been given upon delivery, if delivered personally, three days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service:

       04.04.033
        If to the Corporation, to:


                Investors Insurance Group, Inc.
                7200 West Camino Real
                Suite 203
                Boca Raton, Florida  33433
                Attention:      Chief Executive Officer

        with a copy to:


                Palmarella & Sweeney, P.C.
                310 Building 2
                100 Matsonford Road
                Radnor, Pennsylvania  19087
                Attention:      Ernest D. Palmarella


        If to the Purchasers, to:


                AAM Capital Partners, L.P.
                30 N. LaSalle Street, 36th Floor
                Chicago, Illinois  60602
                Attention:      Richard A. Veed
                                Francis S. Wilson, III


        with a copy to:


                Katten Muchin & Zavis
                525 West Monroe Street
                Suite 1600
                Chicago, Illinois  60661
                Attention:  Michael P. Goldman, Esq.

        10.5 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement, shall be governed by the laws of the State of Delaware applicable to contracts made and wholly to be performed in that state.

        10.6 Final Agreement. This Agreement, together with the Related Agreements and all other agreements entered into by the parties hereto, constitutes the complete and final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

        10.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

       04.04.034


        10.8    No Strict Construction.  The language used in this
Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any party.

        10.9 Consent to Amendments; Waivers. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of the Corporation and holders of a majority of the Series A Preferred Shares. Any waiver, permit, consent or approval of any kind or character on the part of any such holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

        10.10 Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement for two years (except for the representation and warranties made pursuant to Sections 3.1, 3.2,3.3 and 3.4, which shall survive indefinitely and the representation and warranties made pursuant to Sections 3.7 and 3.11, which shall survive until the expiration of the applicable statue of limitations) and any investigation made at any time by or on behalf of the Purchasers or holders of Series A Preferred Shares.

        10.11 Exhibits and Schedules. All exhibits and schedules hereto are an integral part of this Agreement.

        10.12 Finders' Fees. Each party warrants to the other that it has not employed or used the services of or incurred any liability to any broker or finder in connection with the transaction contemplated by this Agreement.

       04.04.035

        The parties hereto have executed this Agreement on the date first set forth above.



                                             THE CORPORATION:



                                             INVESTORS INSURANCE GROUP, INC.




                                             By:_________________________

                                                     Melvin C. Parker,

                                             Its:    President and Chief
                                                     Executive Officer



                                             PURCHASERS:



                                             AAM CAPITAL PARTNERS, L.P.



                                             By:     AAM PARTNERS, L.P., its
                                                     General Partner



                                             By:     AAM Investment Banking
                                                     Group, Ltd.

                                                     its General Partner



                                             By:     VEED CORP.

                                                     its General Partner



                                             By: _________________________

                                                        Richard A. Veed,
                                                          President

       04.04.036


                           EXHIBITS AND SCHEDULES



Schedules



        Schedule of Purchasers

3.1     Organization
3.3     Required Consents
3.4     Capitalization
3.5     Financial Statements
3.6     Ordinary Course Exceptions
3.7     Litigation
3.8     Undisclosed Liabilities
3.9     Investments
3.12    Material Contracts
3.13    Reinsurance Treaties
3.14    Real Property
3.15    Personal Property
3.16    Title to Assets
3.17    Compliance with Laws
3.18    Proprietary Rights
3.20    Insurance Policies
3.21    Bank Accounts
3.22    Licenses and Permits
3.23    Regulatory Authority
3.24    Employee Benefit Plans
3.26    Salaries
3.27    Personnel Agreements
3.28    Workers Compensation
3.29    Affiliate Transactions
3.30    Production Sources
3.31    Interest in Production Sources



Exhibits



A       Form of Certificate of Designation
B       Form of Registration Agreement
C       Form of Shareholders Agreement

       04.04.037

                           SCHEDULE OF PURCHASERS



                                  Number of
Name and Address           Series A Preferred Shares       Purchase Price



AAM CAPITAL PARTNERS, L.P.
30 N. LaSalle Street, 36th Floor
Chicago, Illinois  60602

       04.04.038
                               EXHIBIT A


        CERTIFICATE OF THE DESIGNATIONS, PREFERENCES AND RELATIVE RIGHTS
              OF THE SERIES A PREFERRED STOCK, NO PAR VALUE, OF

                      INVESTORS INSURANCE GROUP, INC.


           Pursuant to Section 607.0602 of the Florida Corporation Law


        We, the undersigned, [______________] and [______________], being the
President and Secretary, respectively, of INVESTORS INSURANCE GROUP, INC., a corporation organized under the laws of the State of Florida (hereinafter called the "Corporation"), in accordance with Section 607.0602 of the Florida Corporation Law, DO HEREBY CERTIFY that the Board of Directors of the Corporation (the "Board") duly adopted the following resolution on [_____________], 1996:

        NOW, THEREFORE, BE IT RESOLVED, that the Corporation issue and sell up to 70,000 shares of preferred stock designated as Series A Preferred Stock (the "Series A Preferred Stock"), at a price equal to $100.00 per share, the Series A Preferred Stock to have the powers, preferences and rights and the qualifications, limitations and restrictions as follows:

                Part 1. Dividends.

           A. General Obligation. When and as declared by the Corporation's board of directors out of funds legally available therefore and to the extent permitted under the Florida Corporation Law, the Corporation will pay preferential cumulative dividends to the holders of the Series A Preferred Stock as provided in this Part 1. Except as otherwise provided herein, dividends on each share of Series A Preferred Stock will accrue on a daily basis at the rate of 8% per annum of the Liquidation Value thereof plus accumulated and unpaid dividends thereon from and including the date of issuance of such share of Series A Preferred Stock to and including the earlier of (i) the date of any liquidation, dissolution or winding up of the Corporation, (ii) the date on which such share of Series A Preferred Stock is converted into Common Stock (at which point such dividends shall have been forfeited pursuant to Part 5A(7) below) or (iii) the date on which such share of Series A Preferred Stock is redeemed in accordance with Part 3 hereof. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Series A Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Series A Preferred Stock is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series A Preferred Stock.

            B. Dividend Reference Dates. To the extent not paid on December 31 of each year, beginning December 31, 1996 (the "Dividend Reference Dates"), all dividends which have accrued on each share of Series A Preferred Stock outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) shall compound and be accumulated and


       04.04.039
shall remain accumulated dividends with respect to each such share of Series A Preferred Stock until paid.

            C. Distribution of Partial Dividend Payments. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment will be distributed ratably among the holders of the Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock owned by each such holder.

            D. Preference. The Corporation shall not, without the prior written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding, pay or declare any dividend or distribution on any Junior Securities (other than Common Stock) at any time when accumulated dividends on the Series A Preferred Stock have not been paid in full.

            E. Participation in Common Stock Dividends. In the event that the Corporation declares a dividend or distribution on the Common Stock, the holders of the Series A Preferred Stock and the holders of the Common Stock shall share pro rata (based, in the case of holders of Series A Preferred Stock, on the number of shares of Common Stock which each holder of Series A Preferred Stock would be entitled to receive upon conversion of its Series A Preferred Stock into Common Stock) in such dividend or distribution.


                Part 2. Liquidation.


            A. Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any Common Stock, an amount in cash equal to the aggregate Liquidation Value of all shares of Series A Preferred Stock outstanding plus all accrued and unpaid dividends thereon. The Corporation will mail written notice of any liquidation, dissolution or winding up to each record holder of Series A Preferred Stock not less than thirty (30) days prior to the effective date thereof, and each holder of Series A Preferred Stock shall have the opportunity to convert its Series A Preferred Stock into Common Stock under Part 5 hereof if it so desires. At the option of a holder of Series A Preferred Stock, with respect to its shares of Series A Preferred Stock, the consolidation or merger of the Corporation into or with any other corporation or corporations, or the sale, lease or transfer by the Corporation of all or substantially all of its assets, will be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Part 2 and Part 1A above.


                B. Insufficient Funds. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets available for distribution to the shareholders of the Corporation (the "Distributable Funds") shall be insufficient to permit the payment to the holders of Series A Preferred of the full preferential amount set forth in Paragraph 2A above, then the Distributable Funds shall be distributed to the holders of Series A Preferred, ratably in proportion to the number of Series A Preferred Shares held by each such holder on the date of liquidation, dissolution or winding up of the Corporation.


       04.04.040

                Part 3. Redemptions.


                A.      Optional Redemption.   Each holder of Series A
Preferred Stock may require the Corporation to redeem all or part of its Series A Preferred Stock at any time on or after December 31, 2001 in accordance with this Part 3 and at a price per share of Series A Preferred Stock equal to the Redemption Price (the "Redemption Right"). Any holder of Series A Preferred Stock may exercise the Redemption Right by delivering to the Corporation and each other holder of Series A Preferred Stock a written notice (a "Redemption Notice") stating such holder's intention to exercise the Redemption Right and the number of such holder's shares of Series A Preferred Stock to be redeemed. The Corporation shall be obligated to redeem the total number of shares of Series A Preferred Stock specified in any Redemption Notice in a series of two annual redemptions, the first of such redemptions to occur at least thirty (30) days following the Corporation's receipt of the Redemption Notice and the second of such redemptions to occur on the first anniversary of the first of such redemptions (each a "Redemption Date"). Each holder of Series A Preferred Stock receiving a Redemption Notice shall have the right, exercisable by written notice delivered to the Corporation within ten (10) days after receipt of such Redemption Notice, to request that any or all of such other holder's shares of Series A Preferred Stock be redeemed on the Redemption Dates together with the shares of Series A Preferred Stock of the holder who delivered the Redemption Notice.


                B. Redemption Price. For each share of Series A Preferred Stock which is to be redeemed on any Redemption Date, the Corporation will be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Series A Preferred Stock) an amount in immediately available funds (the "Redemption Price") equal to the Liquidation Value thereof plus all accrued but unpaid dividends thereon. If the funds of the Corporation legally available for redemption of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of Series A Preferred Stock ratably among the holders of such shares to be redeemed based upon each shareholder's aggregate investment in the Series A Preferred Stock plus all accrued but unpaid dividends thereon. Thereafter, when additional funds of the Corporation are legally available for the redemption of Series A Preferred Stock, such funds will be used to redeem the balance of the shares of Series A Preferred Stock which the Corporation became obligated to redeem on such Redemption Date but which it has not redeemed (such redemptions to be made on a monthly basis).


                C. Reissuance of Certificates. In the event that fewer than the total number of shares of Series A Preferred Stock represented by any certificate are redeemed in any installment, a new certificate representing the number of unredeemed shares of such of Series A Preferred Stock will be issued to the holder thereof without cost to such holder promptly after surrender of the certificate representing the redeemed shares of Series A Preferred Stock.




       04.04.041

                D. No Rights After Redemption. No share of Series A Preferred Stock is entitled to any dividends declared after the date on which the Redemption Price of such share of Series A Preferred Stock is paid to the holder thereof. On such date all rights of the holder of such share of Series A Preferred Stock shall cease, and such share of Series A Preferred Stock shall no longer be deemed to be outstanding.


                E. Redeemed or Otherwise Acquired Shares. Any share of Series A Preferred Stock that is redeemed or otherwise acquired by the Corporation shall be considered an authorized but unissued share of Series A Preferred Stock.

                F.      Events of Noncompliance.

                    (1)     An Event of Noncompliance shall be deemed to have
                         occurred:


                           (a) If the Corporation fails to pay dividends that had been declared by the Board (with the consent of at least one Series A Director and for which funds were legally available at the time of such declaration) on the Series A Preferred Stock (and such failure continues for a period of fifteen (15) days);

                           (b)     If the Corporation fails to make any
                     redemption payment with respect to the Series A Preferred Stock that it is obligated to make hereunder (and such failure continues for a period of fifteen (15) days);

                           (c) If the Corporation breaches or otherwise fails to perform or observe any other covenant or agreement contained herein or in the Stock Purchase Agreement or the Related Agreements (as such term is defined in the Stock Purchase Agreement) and such failure to perform or observe a covenant or agreement is not cured within thirty (30) days after the Corporation receives notice of the occurrence thereof;

                           (d)     If any representation, warranty or
                     information contained in the Stock Purchase Agreement or required to be furnished to any holder of the Series A Preferred Stock pursuant to the Stock Purchase Agreement, or any writing furnished by the Corporation to any holder of the Series A Preferred Stock, is false or misleading in any material respect on the date made or furnished;

                           (e) If the Corporation or any Subsidiary (as such term is defined in the Stock Purchase Agreement) makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for



       04.04.042

                     relief with respect to the Corporation or any Subsidiary is entered under the United States Bankruptcy Code or under the Delaware Insurance Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver, conservator, rehabilitator or liquidator of the Corporation or any Subsidiary, or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, conservation, rehabilitation, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (x) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (y) such petition, application or proceeding is not dismissed within ninety (90) days;

                           (f) If any money judgment, writ or warrant of attachment, or similar process involving an amount in any individual case in excess of $250,000 or an amount in the aggregate in excess of $500,000 is entered or filed against the Corporation or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of ninety
                     (90) days; or

                           (g)     If the Corporation or any Subsidiary
                     defaults in the performance of any obligation or obligations (other than with the consent of at least two Series A Directors), if the effect of such default is to cause an amount having an individual principal amount in excess of $250,000 or having an aggregate principal amount in excess of 500,000 to become due prior to its stated maturity or to permit the holder or holders of such obligation or obligations to cause an amount having an individual principal amount in excess of $250,000 or having an aggregate principal amount in excess of $500,000 to become due prior to its stated maturity.


                    (2) If an Event of Noncompliance of the type described in Paragraph 3F(1)(e) above shall have occurred, the Corporation shall become obligated to immediately redeem all of the Series A Preferred Stock outstanding at a price per share equal to the Liquidation Value thereof plus all accrued and unpaid dividends thereon, without any demand or other action on the part of the holders thereof.


                    (3) If an Event of Noncompliance of the type described in Paragraph 3F(1)(b) above shall have occurred, then the holders of Series A Preferred Stock, voting as a separate class, will have the special right (in addition to any other voting rights such holders may have) to elect that

       04.04.043

number of directors to the Board that would constitute a majority of the Board at such time. Whenever such special right has vested, it may be exercised at any special meeting of the Corporation's shareholders as provided below or by written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding in accordance with the Florida Corporation Law. If exercised by written consent, then the office of such persons designated in the written consent who were theretofore directors shall terminate and the entire Board shall consist of a majority of members elected by the holders of Series A Preferred Stock, voting as a separate class, pursuant to the written consent and the remainder of the members previously elected by the holders of the Common Stock. If such an Event of Noncompliance exists, then upon the written request of the holders of a majority of the shares of Series A Preferred Stock, a proper officer of the Corporation will call as promptly as possible a special meeting of the Corporation's shareholders for the purpose of electing directors. If such meeting has not been called by a proper officer of the Corporation within thirty (30) days after personal service of said written request upon the secretary of the Corporation or within thirty-five (35) days after mailing the same by registered mail addressed to the secretary of the Corporation at its principal office, then the holders of record of a majority of the shares of Series A Preferred Stock at the time outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and will be held at the Corporation's principal office, or at such other place designated by such holders. Any holder of Series A Preferred Stock so designated will be given access to the stock record books of the Corporation for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Upon the convening of such meeting, the office of all persons who were theretofore directors of the Corporation shall terminate and the entire Board shall consist of those members elected at the meeting, the majority of which shall be elected by the holders of a majority of the shares of Series A Preferred Stock, voting as a separate class, and the remainder of which shall be elected by the holders of a majority of the shares of Common Stock, voting as a separate class. The special right of the holders of the Series A Preferred Stock provided for in this Paragraph 3C shall continue for one year from the date the Event of Noncompliance giving rise to such right ceases to exist, but may be invoked again if, and only if, an additional Event of Noncompliance of the type described in Paragraph 3F(1)(b) above occurs. Any director elected pursuant to these special rights may be removed, and any vacancy in the board existing at such time when this special voting power is vested can be filled, by written consent or at another special meeting in accordance with these provision.


                    (4) If any Event of Noncompliance (other than of the type described in Paragraph 3F(1)(b) or Paragraph 3F(1)(e) above) shall have occurred, the holders of a majority of the shares of Series A Preferred Stock then outstanding may demand by written notice delivered to the Corporation immediate redemption of all or any portion of the Series A Preferred Stock owned by such holder or holders at the Redemption Price. The Corporation shall give prompt written notice of any such election to the other holders of Series A Preferred Stock (but in any event within five days after the receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder's shares of Series A Preferred Stock by giving written notice thereof to the Corporation


       04.04.044

within seven (7) days after receipt of the Corporation's notice. If any holder or holders of the Series A Preferred Stock demands immediate redemption of all or any portion of such holder's shares of Series A Preferred Stock pursuant to the terms of this Paragraph 3F, the Corporation shall pay to such holder or holders the aggregate Redemption Price of the shares of Series A Preferred Stock requested to be redeemed by such holder or holders within ten
(10) days after receipt of the initial demand for redemption; provided that if at any time after the requisite number of holders of shares of Series A Preferred Stock shall have demanded immediate redemption pursuant to this Paragraph 3F, the Corporation shall pay all accrued and unpaid dividends on the Series A Preferred Stock and make all redemption payments (if any) with respect to the Series A Preferred Stock which it shall have been obligated to make otherwise than pursuant to this Paragraph 3F, and all other Events of Noncompliance shall be remedied or waived by such holders, then, and in every such case, such holders may, by written notice to the Corporation, rescind and annul such demand for immediate redemption and its consequences.


                Part 4. Voting Rights.

                A. Voting Rights. Except as otherwise required by law and as provided by Paragraph 4B below, the holders of the Series A Preferred Stock will be entitled to vote with the holders of the Common Stock on each matter submitted to a vote of the Corporation's shareholders, with each share of Series A Preferred Stock having a number of votes equal to the number of votes possessed by the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible as of the record date for the determination of shareholders entitled to vote on such matter.


                B.      Class Voting Rights.

                    (1) Subject to the special voting rights of the Series A Preferred Stock set forth in Paragraph 3F(3) above, the Corporation's board of directors shall be elected as follows:


                            (a) For as long as any shares of Series A Preferred Stock are outstanding, the Board shall consist of seven members and the holders of the Series A Preferred Stock will have the special right, voting separately as a single class (with each share of such series of Series A Preferred Stock being entitled to the number of votes possessed by the number of shares of Common Stock into which such share of such series of Series A Preferred Stock is convertible) and to the exclusion of all other classes of the Corporation's stock, to elect three (3) of the members of the board of directors of the Corporation (the "Series A Directors") and the holders of Common Stock will have the special right, voting separately as a single class and to the exclusion of all other classes of the Corporation's stock, to elect three (3) members of the board of directors of the Corporation (the "Common Stock Directors"). The holders of Common Stock shall also have the special right, voting separately as a single class


       04.04.045

                     and to the exclusion of all other classes of the Corporation's stock, to remove any Common Stock Director. The holders of Series A Preferred Stock shall also have the special right, voting separately as a single class and to the exclusion of all other classes of the Corporation's stock, to remove any Series A Director.

                           (b) The holders of the Series A Preferred Stock and the Common Stock, voting together as a single class (with each share of Series A Preferred Stock having a number of votes equal to the number of votes possessed by the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible as of the record date for the determination of shareholders entitled to vote on such matter), shall have the right to elect the seventh member of the board of directors of the Corporation. The holders of the Series A Preferred Stock and the Common Stock shall also have the right, voting together as a single class (with each share of Series A Preferred Stock having the number of votes set forth in the immediately preceding sentence), to remove any individuals elected to such directorship.


                           (c) Any and all committees of the Board shall have as its members the same number of Common Stock Directors and Series A Directors and the director elected pursuant to Paragraph 4B(1)(b) above.


                    (2) The special right of the holders of Series A Preferred Stock to elect and remove directors contained in Paragraph
4B(1)(a) may be exercised either at a special meeting of the holders of Series A Preferred Stock called as provided below, at any annual or special meeting of the shareholders of the Corporation, or by written consent of the holders of Series A Preferred Stock in lieu of a meeting. The directors to be elected by the holders of the Series A Preferred Stock pursuant to Paragraph 4B(1)(a) shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of shareholders (unless sooner removed) and until their successors have been elected and qualified.


At any time when the holders of Series A Preferred Stock have the special voting rights set forth in Paragraph 4B(1)(a), the secretary of the Corporation shall, upon the written request of the holders of record of shares of Series A Preferred Stock having at least 10% of the votes possessed by the then outstanding Series A Preferred Stock, call a special meeting of the holders of Series A Preferred Stock for the purpose of electing or removing directors. Such meeting shall be held at the earliest practicable date at the Corporation's principal office or at such other place designated by the holders of Series A Preferred Stock having at least 10% of the votes possessed by the then outstanding Series A Preferred Stock. If such meeting shall not be called by a proper officer of the Corporation within ten (10) days after personal service of said written request upon the secretary of the Corporation or within twenty (20) days after mailing the same to the secretary


       04.04.046
of the Corporation at the Corporation's principal office, then the holders of record of Series A Preferred Stock having at least 10% of the votes possessed by the then outstanding Series A Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such persons so designated upon the shortest legally permissible notice. Any holders of Series A Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of calling a meeting of the shareholders pursuant to these provisions.


At any shareholders meeting at which the holders of Series A Preferred Stock shall have the special right, voting separately as a single class, to elect or remove directors as provided in Paragraph 4B(1)(a), the presence, in person or by proxy, of the holders of record of shares of Series A Preferred Stock having a majority of the votes possessed by the then outstanding Series A Preferred Stock shall be required to constitute a quorum of the Series A Preferred Stock for such election or removal. At any such meeting or adjournment thereof, the absence of a separate quorum of the Series A Preferred Stock shall not prevent the election of those directors to be elected at such meeting, other than the directors to be elected by holders of the Series A Preferred Stock pursuant to Paragraph 4B(1)(a). In the absence of a separate quorum of the Series A Preferred Stock, the holders of record of shares representing a majority of the voting power present in person or by proxy of the Series A Preferred Stock shall have power to adjourn the meeting for the election of directors which the holders of Series A Preferred
Stock are entitled to elect from time to time without notice other than announcement at the meeting.


A vacancy in the directorships to be elected by the holders of the Series A Preferred Stock pursuant to Paragraphs 4B(1)(a) may be filled only by vote or written consent in lieu of a meeting of the holders of the Series A Preferred Stock having a majority of the votes possessed by the then outstanding shares of Series A Preferred Stock acting separately as a single class and to the exclusion of all other classes of the Corporation's stock.

                    (3) In addition, for as long as at least 14,000 shares of Series A Preferred Stock remain outstanding, the board of directors of the Corporation shall not take any of the following actions without the affirmative vote of at least one Series A Director, and, to the extent any of the following actions require shareholder consent, such consent shall not be deemed given without the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting as a separate class:



                           (a) Dividends. Directly or indirectly declare or pay, or permit any Subsidiary which is not a wholly owned Subsidiary to declare or pay, any dividends, or make or permit any Subsidiary which is not a wholly owned Subsidiary to make, any distributions upon any of its equity securities, other than dividends declared pro rata on shares of the Corporation's Common Stock and Series A Preferred Stock (as provided in Part 1D above);

                           (b)     Redemptions.  Directly or indirectly


       04.04.047

                     redeem, purchase or otherwise acquire, or permit any Subsidiary to directly or indirectly redeem, purchase or otherwise acquire, any of the Corporation's or any Subsidiary's equity securities, except as required by the terms of the Series A Preferred Stock and other than pursuant to an Approved Stock Plan;

                           (c) Security Issuances. Authorize, issue, or enter into any agreement providing for the issuance (contingent or otherwise) by the Corporation or any of its Subsidiaries of, (x) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features) or (y) any equity securities (or any securities convertible into or exchangeable for any equity securities), other than pursuant to any Approved Stock Plan;

                           (d) Mergers. Merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than, in the case of a wholly owned Subsidiary, with or into the Corporation or any other wholly owned Subsidiary);

                           (e) Sale of Assets. Sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, 10% or more of the consolidated assets of the Corporation and its wholly owned Subsidiaries (computed on the basis of book value, determined in accordance with GAAP) in any transaction or series of related transactions;

                           (f) Cessions. Permit IIC to enter into any reinsurance agreements, loss portfolio transfers or cessions constituting 20% or more of the outstanding policy and contract reserves and liabilities of IIC, other than the renewal of existing reinsurance contracts;

                           (g) Liquidations. Liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

                           (h) Charter Amendments. Make or authorize any amendment to the Corporation's articles of incorporation or by-laws, or any Subsidiary's organizational documents, or file any resolution of the Board, or of the Board of Directors of any Subsidiary, with the Secretary of State or any other incorporation agency in the state in which it is organized;

                           (i) Affiliate Transactions. Enter into, or permit any Subsidiary to enter into, any transaction with any of its or any Subsidiary's Affiliates, except for



       04.04.048


                     normal employment arrangements and benefit programs on reasonable terms;

                           (j) Loans, Guarantees and Investments. Make or permit any Subsidiary to make any loans or advances to, guarantees for the benefit of, or investments in, any Person, except for (w) reasonable advances to employees in the ordinary course of business, (x) investments having a stated maturity not greater than one year from the date of such investment in (A) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government,
                     (B) certificates of deposit of any commercial bank having combined capital and surplus of at least $550 million or
                     (C) commercial paper with a rating of at least "Prime 1" by Moody's Investors Service, Inc., (y) deposits of amounts not to exceed $100,000 in an account or accounts maintained in federally insured banks or other financial institutions, and (z) with respect to IIC, investments in compliance with the Delaware Insurance Code, other than those provisions authorizing investments in subsidiaries or affiliates (as such terms are defined in the Delaware Insurance Code);

                           (k) Fiscal Year. Change the fiscal year of the Corporation or any Subsidiary;

                           (l) Other Business. Enter into (directly or indirectly through a new Subsidiary), or permit any Subsidiary to enter into, the ownership, active management or operation of any business other than the underwriting and marketing of life insurance and annuity business and activities ancillary thereto;

                           (m) Subsidiaries. Establish or acquire any Subsidiaries or sell any shares of equity securities or rights to acquire equity securities of any Subsidiary;

                           (n) Indebtedness. Create, incur, assume or suffer to exist, or permit the Corporation and its Subsidiaries, taken as a whole, to create, incur, assume or suffer to exist, Indebtedness in an aggregate amount exceeding $1,000,000 at any time outstanding, except (x) trade debt incurred in the normal course of business, (y) Indebtedness secured by Liens permitted under Paragraph 4B(3)(p) below and (z) Indebtedness, if any, provided for in the Corporation's annual budget approved by the Board;

                           (o) Capital Expenditures. Make, or permit the Corporation and its Subsidiaries, taken as a whole, to make, any capital expenditure or series of related capital expenditures (including, without limitation, payments with respect to capitalized leases) or any other acquisition of assets, in excess of $500,000 during any

       04.04.049

                     one fiscal year, unless such capital expenditure shall have been specifically provided for in the annual budget approved by the Board;

                           (p) Related Agreements. Amend, modify or waive any provision of any of the Related Agreements, fail to enforce the provisions of any of the Related Agreements or avail itself of all rights and remedies thereunder;

                           (q) Liens. Create, assume or permit, or permit any Subsidiary to create, assume or permit, any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (w) Liens existing as of the date hereof as disclosed in the Stock Purchase Agreement,
                     (x) any Lien existing on any asset prior to the acquisition thereof by the Corporation and not created in contemplation of such event, (y) any Lien created on any real property or equipment in connection with the leasing of such real property or equipment, and (z) Permitted Liens;

                           (r)     Leases.  Enter into, or permit any
                     Subsidiary to enter into, any leases or other rental agreements (excluding capitalized leases) under which the amount of the aggregate lease payments for all such agreements exceeds $250,000 on a consolidated basis for any twelve-month period;

                           (s) Restrictive Agreements. Become subject to, or permit any of its Subsidiaries to become subject to, any agreement or instrument, which by its terms would (under any circumstances) restrict the Corporation's right to perform any of its obligations pursuant to the terms of the Stock Purchase Agreement, the Related Agreements, this Certificate of Designation or the Corporation's by-laws (including, without limitation, all obligations relating to payment of dividends on and making redemptions of the Series A Preferred Stock);

                           (t) Employee Arrangements. Enter into, modify or amend (or permit any Subsidiary to enter into, modify or amend) any employment agreements, make any guarantee with respect to any obligation of an employee of the Corporation or any of its Subsidiaries, or hire, fire, materially change the responsibilities or duties, or alter the compensation (including salary, bonus, automobile allowances or other benefits) of any employee of the Corporation or any of its Subsidiaries whose annual compensation is greater than $100,000, or fix or alter any compensation of any director of the Corporation or any Subsidiary.

                           (u) Budgets. Approve, ratify or substantially change the annual operating budget of the Corporation and its Subsidiaries, including without limitation, the



       04.04.050

                     capital expenditures, additions or improvements, proposed plant expansions or expenditures related to new product development to be made by the Corporation or Subsidiaries for the year;

                          (v) Contracts or Commitments. Enter into or ratify any contract or commitment that requires aggregate expenditures or receipts by the Corporation or any Subsidiaries in excess of $250,000;

                          (w) Public Offering. Consummate any Public Offering of the Corporation's or any Subsidiary's equity or debt securities, or securities into which such securities have been exchanged or converted;

                          (x) Bankruptcy, Etc. Make an assignment for the benefit of creditors or admit in writing the Corporation's or any Subsidiary's inability to pay its debts generally as they become due; or petition or apply to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or a Subsidiary, or of any substantial part of the assets of the Corporation or a Subsidiary, or commence any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or a Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction;

                          (y)     Auditors; Legal Counsel.  Engage or
                     terminate any individual or firm that provides accounting, financial or legal advice to the Corporation or any Subsidiaries;

                          (z) Board Committees. Designate any committee of the Board; or

                          (aa) Acquisitions; Joint Ventures. Acquire, or permit any Subsidiary to acquire, any interest in any Person or enter into, or permit any Subsidiary to enter into, any joint venture.

















       04.04.051


                Part 5. Conversion.


                A.      Conversion Procedure.



                    (1) At any time and from time to time, any holder of shares of Series A Preferred Stock may convert all or any portion of such shares (including any fraction of a share) held by such holder into the number of shares of the Corporation's Common Stock computed by multiplying the number of shares of Series A Preferred Stock to be converted times $100 per share and dividing the result by the Series A Conversion Price (as defined in Paragraph 5B below).


                    (2) Each conversion of Series A Preferred Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Series A Preferred Stock as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.


                    (3) As soon as possible after a conversion has been effected, the Corporation will deliver to the converting holder:

                          (a) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                          (b) the amount payable under Paragraph 5A(6) below with respect to such conversion; and

                          (c) a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                    (4) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock will be made without charge to the holders of such Series A Preferred Stock in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of any share of Series A Preferred Stock, the Corporation will take all such actions as are necessary in order to insure that the Common Stock issued as a result of such conversion is validly issued, fully paid and nonassessable.



       04.04.052

                    (5) The Corporation will not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock.


                    (6) If any fractional interest in a share of Common Stock would, except for the provisions of this Paragraph 5A(6), be deliverable upon any conversion of the Series A Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.


                    (7) Upon conversion of shares of Series A Preferred Stock into Common Stock pursuant to this Paragraph 5A, the holder of such shares of Series A Preferred Stock shall forfeit its right to receive any accrued but unpaid dividends on such shares.


                    (8) Notwithstanding any other provision hereof, if a conversion of Series A Preferred Stock is to be made in connection with a Public Offering, the conversion of any shares of Series A Preferred Stock may, at the election of the holder of such shares, be conditioned upon the consummation of the Public Offering in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.


                    (9) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).
       04.04.053
           B.      Conversion Price.

                   (1) Initial Conversion Price. The initial "Conversion Price" will be $1.00. In order to prevent dilution of the conversion rights granted under this subdivision, the Conversion Price will be subject to adjustment pursuant to this Paragraph 5B.


                   (2) Adjustment for Dilutive Events. If and whenever on or after the original date of issuance of the Series A Preferred Stock the Corporation issues or sells, or in accordance with Paragraph 5C below is deemed to have issued or sold, any shares of Common Stock for consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale (a "Dilutive Event"), then forthwith upon the occurrence of any such Dilutive Event the Conversion Price will be reduced so that the Conversion Price in effect immediately following the Dilutive Event will equal the quotient derived by dividing (i) the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Event times the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Event, plus (y) the consideration, if any, received by the Corporation pursuant to such Dilutive Event, by (ii) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Event; provided, however, that there shall be no adjustment in the Conversion Price as a result of any issuance or sale (or deemed issuance or sale) pursuant to (i) an Approved Stock Plan or (ii) the issuance of Common Stock, the proceeds of which are being used to redeem or retire all shares of Series A Preferred Stock then outstanding.


            C.      Effect on Conversion Prices of Certain Events.

                    (1) For purposes of determining the adjusted Conversion Price pursuant to Paragraph 5B above the following events shall be deemed to be an issuance and sale of Common Stock by the Corporation and the "Common Stock Deemed Outstanding" shall be the number of shares of Common Stock actually issued and outstanding plus the number of shares of Common Stock deemed outstanding as a result of the following events as set forth below:

                           (a) Issuance of Rights or Options. If (i) the Corporation in any manner grants any rights or options to subscribe for or to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (such rights or options referred to herein as "Options" and such convertible or exchangeable stock or securities referred to herein as "Convertible Securities") and (ii) the Price Per Share of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then (x) the total maximum amount of such Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum number of Convertible Securities issuable upon the exercise of such Options will be deemed to be Common Stock issued and sold by the Corporation, (y) the consideration received pursuant to the Dilutive Event

       04.04.054
                     will equal the Price Per Share times the number of shares of Common Stock so deemed issued and sold by the Corporation and (z) the number of shares of Common Stock so deemed issued and sold by the Corporation shall be included in the Common Stock Deemed Outstanding. For purposes of this Paragraph 5C(1)(a), the "Price Per Share" will be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by
                     (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (b) Issuance of Convertible Securities. If (i) the Corporation in any manner issues or sells any Convertible Securities and (ii) the Price Per Share of shares of Common Stock issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then
                     (x) the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities will be deemed to be Common Stock issued and sold by the Corporation, (y) the consideration received pursuant to the Dilutive Event will equal the Price Per Share times the number of shares of Common Stock so deemed issued and sold by the Corporation and (z) the number of shares of Common Stock so deemed issued and sold by the Corporation shall be included in the Common Stock Deemed Outstanding. For the purposes of this Paragraph 5C(1)(b), the "Price Per Share" will be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price will be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments to the Conversion Price had been or are to be made pursuant to Paragraph 5C(1)(a) above, no further adjustment of the

       04.04.055
                     Conversion Price will be made by reason of such issue or sale.

                           (c) Change in Option Price or Conversion Rate. If at any time there is a change in (i) the purchase price provided for in any Options, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect had those Options or Convertible Securities still been outstanding at the time of such change provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time such Options or Convertible Securities were initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment will not be effective until thirty (30) days after written notice thereof has been given by the Corporation to all holders of the Series A Preferred Stock.

                    (2) For purposes of determining the adjusted Series A Conversion Price under Paragraph 5B, the following will be applicable:

                           (a)     Treatment of Expired Options and
                     Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series A Conversion Price then in effect hereunder will be adjusted to the Series A Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                           (b) Calculation of Consideration Received. If any shares of Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor or the Price Per Share, as the case may be, will be deemed to be the net amount received or to be received, respectively, by the Corporation therefor. In case any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation or the non-cash portion of the Price Per Share, as the case may be, will be the fair value of such consideration received or to be received, respectively, by the Corporation therefor; except where such consideration consists of securities, in which case the amount of consideration received or to be received, respectively, by the Corporation will be the Market Price thereof as of the date of receipt. If any shares of Common Stock, Options or Convertible Securities are

       04.04.056
                     issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities will be determined jointly by the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration will be determined by an independent appraiser jointly selected by the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock.

                           (c) Integrated Transactions. In case any Option is issued in connection with the issuance or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued for a consideration of $.01.

                           (d) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                           (e) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price in effect immediately prior to such combination will be proportionately increased.

                E. Reorganization, Reclassification, Consolidation, Merger or Sale.

       04.04.057
                   (1) Corporation Survives. Upon the consummation of an Organic Change (other than a transaction in which the Corporation is not the surviving entity) the terms of the Series A Preferred Stock shall be deemed modified, without payment of any additional consideration therefor, so as to provide that upon the conversion of shares of Series A Preferred Stock following the consummation of such Organic Change, the holder of such shares of Series A Preferred Stock shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its shares of Series A Preferred Stock into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price made after the date of consummation of the Organic Change. All other terms of the Series A Preferred Stock shall remain in full force and effect following such an Organic Change. The provisions of this Paragraph 5E(1) shall similarly apply to successive Organic Changes.

                   (2) Corporation Does Not Survive. The Corporation shall not enter into an Organic Change that is a transaction in which the Corporation is not the surviving entity unless the surviving entity shall issue new securities, without payment of any additional consideration therefor, with terms that provide that upon the conversion of such securities following the consummation of such Organic Change, the holder of such securities shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its shares of Series A Preferred Stock into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price of such new securities made after the date of consummation of the Organic Change on an equivalent basis to the adjustments provided for the Conversion Price herein. All other terms of the new securities shall be equivalent to the terms of the Series A Preferred Stock provided for herein. The provisions of this Paragraph 5E(2) shall similarly apply to successive Organic Changes.

                F. Certain Events. If any event occurs of the type contemplated by the provisions of this Part 5 but not expressly provided for by such provisions, then the Board will make an appropriate adjustment in the Series A Conversion Price so as to protect the rights of the holders of the Series A Preferred Stock; provided, however, that, no such adjustment will increase any Conversion Price as otherwise determined pursuant to this
Part 5 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock.

                G.      Notices.

                   (1) Immediately upon any adjustment of the Series A Conversion Price, the Corporation will give written notice thereof to all holders of Series A Preferred Stock.

                   (2) The Corporation will give written notice to all holders of Series A Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.


       04.04.058
                  (3) The Corporation will also give written notice to the holders of Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change will take place.


                H. Mandatory Conversion. The Corporation may require the conversion of all of the outstanding Series A Preferred Stock upon the closing of a firm commitment underwritten Public Offering of shares of the Corporation's Common Stock in which (i) the net proceeds received by the Corporation will be at least $10,000,000 and (ii) the price per share paid by the public for such shares will be at least $4.00 (based on the Common Stock as constituted on the date of issuance of the Series A Preferred Stock and appropriately adjusted for any stock dividend or stock split or in connection with any combination of shares, recapitalization, merger, consolidation or other reorganization). Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Public Offering and upon written notice of such mandatory conversion delivered to all holders of Series A Preferred Stock at least twenty (20) but not more than forty (40) days prior to such closing.


                Part 6. Purchase Rights.

                If at any time the Corporation distributes, grants or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Series A Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the distribution, issue or sale of such Purchase Rights.


                Part 7. Pre-Emptive Rights.

                If the Corporation authorizes the issuance and sale of any Additional Securities, the Corporation will offer to sell to the holders of Series A Preferred Stock, and each holder of Series A Preferred Stock may elect to purchase, up to that number of Additional Securities such that following such purchase, the holder is able to maintain the same percentage ownership (on a fully-diluted basis) of the outstanding shares of Common Stock of the Corporation which such holder possessed by virtue of its ownership of shares of Series A Preferred Stock (or Common Stock issued upon the conversion thereof) immediately prior to the issuance and sale of the Additional Securities. Holders of Series A Preferred Stock will be entitled to purchase the Additional Securities at the same price and upon the same terms as such securities are being offered to any other Persons; provided that, if such Persons are to pay for such Additional Securities in whole or in part with consideration other than cash, then the Board shall make a good faith determination of the fair market value of such non-cash consideration and the holders of the Series A Preferred Stock will be entitled to pay cash equal to the fair market value of the non-cash consideration such holders would



       04.04.059
otherwise pay hereunder in the purchase of such Additional Securities. Notwithstanding the foregoing, a holder of Series A Preferred Stock will not be permitted to exercise its rights under this Part 7 unless such holder agrees to purchase all securities offered as a package or unit in the issuance of the Additional Securities. The Corporation must give written notice of the issuance of Additional Securities, which notice shall set forth the price and other terms of such issuance, to the holders of Series A Preferred Stock no later than thirty (30) days following the issuance date of the Additional Securities (the "Issuance Date"). Upon receipt of such notice, the holders may exercise the right granted by this Part 7 by giving written notice to the Corporation within thirty (30) days following receipt of the aforesaid notice, which written notice from a holder shall specify the number of Additional Securities being purchased by such holder, and be accompanied by a cashier's or certified check in the full amount of the price for the Additional Securities being purchased. The Corporation shall promptly make delivery to such holders of certificates for the Additional Securities or other securities upon execution of such documents and instruments as shall govern the issuance of such Additional Securities or other securities. Notwithstanding the foregoing, if a holder of Series A Preferred Stock shall exercise its rights under this Part 7, such holder shall not be required to pay for the Additional Securities purchased by it unless and until all other parties have paid for their Additional Securities. In addition, if a holder of Series A Preferred Stock shall exercise its rights under this Part 7 following the Issuance Date, then such holder shall be deemed to have owned the Additional Securities purchased by it as of the Issuance Date for the purpose of any benefits of ownership relating to such Additional Securities, including the right to receive cash or stock dividends declared or other distributions, to participate in a merger or reorganization or to reflect any reclassification of Additional Securities between the Issuance Date and the date upon which such holder purchases the Additional Securities.



                Part 8. Financial Statements and Other Information. For as long as any Series A Preferred Stock remain outstanding, the Corporation will deliver to each holder of Series A Preferred Stock:


                A. Audited Financial Statements. As soon as practicable after the end of each fiscal year of the Corporation, and in any event within one hundred and twenty (120) days thereafter, consolidated and consolidating balance sheets of the Corporation and its Subsidiaries, as at the end of such year, and consolidated and consolidating statements of operations and sources and uses of funds of the Corporation and its Subsidiaries, for such fiscal year, prepared in accordance with GAAP (as defined in the Stock Purchase Agreement) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and, in the case of the consolidated statements, certified, without qualification by BDO Seidman or another nationally recognized independent public accountants selected by the Corporation and acceptable to the holders of Series A Preferred Stock;


                B. Interim Financial Statements. As soon as practicable after the end of each quarter and in any event within thirty (30) days thereafter, consolidated and consolidating balance sheets of the Corporation and its Subsidiaries as of the end of such period, and consolidated and


       04.04.060

consolidating statements of operations of the Corporation and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, together with a comparison of such statements to the Corporation's budget, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial officer of the Corporation;


                C. IIC Financial Information. As soon as practicable (i) after the end of each calendar year and quarter, as applicable, and in any event by the date on which filing is required with the Delaware Department of Insurance, the Annual Statement and Quarterly Statement of IIC (as defined in the Stock Purchase Agreement) with respect to such period, and any related actuarial opinion and report, management's discussion and analysis, risk-based capital report, statutory audit report and IRIS ratio results, and (ii) after the end of each month, and in any event within thirty (30) days thereafter, the internal statutory financial statements of IIC.


                D. Budget. Not less than thirty (30) days prior to the commencement of each fiscal year, an annual business plan, including a budget and detailed financial projections for the Corporation and its Subsidiaries, for each month during such period, all in reasonable detail, together with underlying assumptions and approved by a majority of the entire board of directors of the Corporation and the holders of a majority of the Series A Preferred Stock then outstanding;


                E. Auditors' Reports. Promptly upon receipt thereof, copies of all other reports, if any, submitted to the Corporation by independent public accountants in connection with any annual or interim audit of the books of the Corporation and its Subsidiaries made by such accountants;


                F. Lender Information. A copy of each financial statement, report, notice or communication that the Corporation or any Subsidiary delivers to any of their lenders or creditors;


                G. Insurance Holding Company System Filings. Promptly upon filing or notice thereof, a copy of each registration, notice or other filing made by IIC or a member of its Insurance Holding Company System pursuant to the Delaware Insurance Holding Company System Registration Chapter or the California Insurance Holding Company System Regulatory Act;


                H. Litigation. Promptly upon the Corporation's learning thereof, notice of any litigation, suit or administrative proceeding that could reasonably be expected to have a Material Adverse Effect (as defined in the Stock Purchase Agreement) on the Corporation or any Subsidiary, whether or not the claim is considered by the Corporation to be covered by insurance;


                I. Regulatory Correspondence. Promptly upon receipt thereof, a copy of any and all correspondence from regulatory authorities


       04.04.061
alleging violations by or relating to IIC.


                J. Default. Promptly upon the occurrence thereof notice of any failure of the Corporation or any Subsidiary to duly observe or perform any covenant, condition or agreement required to be performed by the Corporation or a Subsidiary under this Agreement, the Related Agreements or this Certificate of Designation, including an Event of Noncompliance under this Certificate of Designation;


                K. Material Adverse Developments. Promptly upon the occurrence thereof, notice of any event which has had, or could reasonably be expected to have, a Material Adverse Effect on the Corporation or any Subsidiary, including, without limitation, the institution or threat of any material litigation or investigation with respect to the Corporation or any Subsidiary or any material disputes with customers; and


                L. Other Information. With reasonable promptness, all press releases issued by the Corporation or any Subsidiary, any filings made with the Commission by the Corporation or any Subsidiary and such other data and information as from time to time may be reasonably requested by the holders of Series A Preferred Stock or such other data as the Corporation may from time to time furnish to any of the holders of its securities or its directors in their capacities as such.


                M. Accounting. The Corporation will maintain and will cause each of its Subsidiaries to maintain a system of accounting established and administered in accordance with GAAP and all financial statements or information delivered under this Part 8 will be prepared in accordance with GAAP, with the exception of financial statements of IIC which are prepared in accordance with SAP (as defined in the Stock Purchase Agreement).


                N. Insurance. The Corporation agrees to maintain or cause to be maintained, with financially sound and reputable insurers rated A or above by A.M. Best, insurance with respect to its assets and business and the assets and business of its Subsidiaries against loss or damage of the kinds customarily insured against by similarly situated corporations of established reputation engaged in the same or similar businesses, in adequate amounts, and at the request of any holder of Series A Preferred Stock shall furnish such holder with evidence of the same. The Corporation further agrees to cause to be maintained, with financially sound and reputable insurers rated A or above by A.M. Best, term life insurance payable to the Corporation on the life of Melvin C. Parker in the amount of at least $2,000,000.


                O. Payment of Taxes and Other Obligations. The Corporation agrees to pay or cause to be paid all taxes, assessments and other governmental charges levied upon any of its assets or those of its Subsidiaries or in respect of its or their respective franchises, businesses, premium, income or profits, and all claims for work, labor or materials, which if unpaid might become a Lien upon any asset of the Corporation or any Subsidiary, before the same become delinquent, except that (unless and until foreclosure, sale or other similar proceedings shall have been commenced) no


       04.04.062
such charge need be paid if being contested in good faith and by appropriate measures promptly initiated and diligently conducted if (a) such reserve or other appropriate provision, if any, as shall be required by sound accounting practice shall have been made therefor, and (b) such contest does not have a Material Adverse Effect on the Corporation or any Subsidiary or the ability of the Corporation or any Subsidiary to pay any Indebtedness and no assets are in imminent danger of forfeiture.


                P. Compliance With Laws. The Corporation agrees to use its best efforts to comply, and shall use its best efforts to cause each Subsidiary to comply, with all laws, rules, regulations, judgments, orders and decrees of any governmental or regulatory authority applicable to it and its respective assets, including, but not limited to, those of Delaware and California relating to the insurance business of IIC, and with all contracts, and agreements to which it is a party or shall become a party, and to perform all obligations which it has or shall incur the violation of which could have a Material Adverse Effect on the Corporation or any Subsidiary.


                Q. Preservation of Corporate Existence and Property; Operations. The Corporation agrees to preserve, protect, and maintain, and cause each Subsidiary to preserve, protect, and maintain, (a) its corporate existence, and (b) all rights, franchises, accreditations, privileges, and properties the failure of which to preserve, protect, and maintain could have a Material Adverse Effect on the Corporation or any Subsidiary. The Corporation and its Subsidiaries will comply with all material agreements and contracts, including, without limitation, all leases and loan agreements and all covenants and conditions in this Certificate of Designation, including, but not limited to, the consent requirements set forth in Paragraph
4B(3) of this Certificate of Designation.


                Part 9. Registration of Transfer.

                The Corporation will keep at its principal office a register for the registration of the Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate; provided, however, that any transfer shall be subject to any applicable restrictions on the transfer of such shares and the payment of any applicable transfer taxes, if any, by the holder thereof.


                Part 10.        Replacement.

                Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of


       04.04.063
any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.


                Part 11.        Definitions.

                "Additional Securities" means (i) any capital stock of the Corporation, whether now authorized or not, (ii) any rights, options or warrants to purchase any such capital stock, or to purchase any securities that are or may become convertible into any such capital stock, and (iii) any securities convertible into any such capital stock; provided, however, that Additional Securities shall not include (a) Common Stock issued upon the conversion of the Series A Preferred Stock, (b) securities offered pursuant to a Public Offering, (c) securities issued pursuant to an Approved Stock Plan,
(d) securities issued as a dividend on, subdivision of or other distribution in respect of all outstanding shares of Common Stock and Series A Preferred Stock (pro rata as if the Series A Preferred Stock had been converted intro shares of Common Stock), (e) securities issued upon the conversion, exercise or exchange of any option, warrant or convertible security issued as or in connection with a previous issuance of Additional Securities or (f) securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets of such other corporation, or by other reorganization whereby the Corporation ends up owning, directly or indirectly, greater than fifty percent (50%) of the voting power of the outstanding stock of such other corporation.


                "Affiliate" as applied to any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Stock or other ownership interest, by contract or otherwise. All of the Corporation's executive officers, 10% shareholders, directors, Subsidiaries, joint ventures and partners shall be deemed to be Affiliates of the Corporation for purposes of this Agreement.


                "Approved Stock Plan" shall mean collectively, all contracts, plans or agreements which have been approved by the board of directors of the Corporation, pursuant to which the Corporation's securities representing up to an aggregate of [______] [10%] shares of Common Stock (on a fully diluted basis) may be issued to employees, officers, directors, consultants or other service providers of the Corporation.



       04.04.064

                "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination, consistently applied.


                "Indebtedness" shall mean at a particular time, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which any Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) or any commitment by which any Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (b) indebtedness guaranteed in any manner by any Person, including guarantees in the form of an agreement to repurchase or reimburse, (c) obligations under capitalized leases in respect of which obligations any Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations any Person assures a creditor against loss and (d) any unsatisfied obligation of any Person for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.


                "Junior Securities" means any of the Corporation's equity securities other than the Series A Preferred Stock.


                "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Corporation or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Corporation or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).


                "Liquidation Value" of any share of Series A Preferred Stock as of any particular date will be equal to $100.00 (adjusted for any divisions, whether by stock split, stock dividend or otherwise, or combinations, whether by reverse stock split or otherwise, of the shares of Series A Preferred Stock).


                "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the


       04.04.065

highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which "Market Price" is being determined and the twenty (20) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market
Price" will be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series A Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value will be determined by an independent appraiser jointly selected by the Corporation and the holders of a majority of the Series A Preferred Stock.


                "Organic Change" means any capital reorganization, reclassification, consolidation, merger, lease, or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for shares of Common Stock.


                "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.


                "Permitted Liens" means:

                        (a) Tax liens with respect to taxes not yet due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

                        (b) Deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

                        (c) Purchase money security interests in any property acquired by the Corporation or a Subsidiary;

                        (d) Mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction; and

                        (e) Easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Corporation and its Subsidiaries or detracting from the value of the Corporation's consolidated assets.


                "Public Offering" means any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any


       04.04.066

comparable statement under any similar federal statute then in force; provided that a Public Offering will not include an offering made in connection with a business acquisition.


                "Stock Purchase Agreement" means that certain Series A Preferred Stock Purchase Agreement by and among the Corporation and certain investors named therein providing for the initial issuance of the Series A Preferred Stock.


                "Subsidiary" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.


                "Voting Stock" of any Person means securities of any class or classes of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors of such Person.


                Part 12.        Amendment and Waiver.

                No amendment, modification or waiver will be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of the holders of a majority of the shares of Series A Preferred Stock outstanding at the time such action is taken. No change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation unless the Corporation has obtained the prior affirmative vote or written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding.


                Part 13.        Notices.


                Except as otherwise expressly provided, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been delivered when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any shareholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder).














       04.04.067


IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by its President and attested by its Secretary this ____ day of ___________, 1996.





                                              INVESTORS INSURANCE GROUP, INC.

                                               ______________________________
                                                        President











ATTEST:







____________________________

             , Secretary















       04.04.068













                                EXHIBIT B











                        REGISTRATION RIGHTS AGREEMENT



                               by and among



                       INVESTORS INSURANCE GROUP, INC.



                                   and



                               [PURCHASERS]

















       04.04.069


                        REGISTRATION RIGHTS AGREEMENT


                         GLOSSARY OF DEFINED TERMS



Term                                                       Section Referenced



"Agreement" ............................................... Introduction

"Commission" .............................................. Sectional

"Common Stock" ............................................ Sectional

"Corporation" ............................................. Introduction

"Demand Registrations" .................................... Section 2.1

"Exchange Act" ............................................ Section 1

"Maximum Contribution Amount" ............................. Section 7.1

"Piggy back Registration" ................................. Section 3.1

"Purchasers" .............................................. Introduction

"Registrable Shares" ...................................... Section 1.1

"Registration Expenses" ................................... Section 6.1

"Securities Act" .......................................... Section 1.1

"Shares" .................................................. Recitals

"Stock Purchase Agreement" ................................ Recitals

       04.04.070
                         INVESTORS INSURANCE GROUP, INC.

                             Registration Rights
                                 Agreement

        This Registration Rights Agreement (this "Agreement") is made as of [__________], 1996 by and among INVESTORS INSURANCE GROUP, INC., a Florida corporation (the "Corporation") and each of the purchasers listed on the Schedule of Purchasers attached hereto and who executes a signature page to this Agreement (collectively, the "Purchasers").


                                  RECITALS

                A. The Purchasers have agreed to purchase certain shares of the Corporation's Series A Preferred Stock (the "Shares") pursuant to that Series A Preferred Stock Purchase Agreement dated as of April ___, 1996 (the "Stock Purchase Agreement") and the execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Stock Purchase Agreement.

                B. The Corporation deems it desirable to enter into this Agreement in order to induce the Purchasers to purchase the Shares pursuant to the Stock Purchase Agreement.


                                 AGREEMENTS

        In consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                1.      Definitions.  As used in this Agreement.

                "Commission" means the Securities and Exchange Commission.

                "Common Stock" means the Corporation's common stock, par value $.50 per share.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                "Registrable Shares" means at any time (i) any shares of Common Stock then outstanding which were issued upon conversion of the Shares;
(ii) any shares of Common Stock then issuable upon conversion of the then outstanding Shares; (iii) any shares of Common Stock then outstanding which were issued as, or were issued directly or indirectly upon the conversion or exercise of other securities issued as, a dividend or other distribution with respect or in replacement of any shares referred to in (i) or (ii); and
(iv) any shares of Common Stock then issuable directly or indirectly upon the conversion or exercise of other securities which were issued as a dividend or other distribution with respect to or in replacement of any shares referred to in (i) or (ii); provided, however, that Registrable Shares shall not include any shares which have been registered pursuant to the Securities Act or which have been sold to the public pursuant to Rule 144 of the Commission under the Securities Act. For purposes of this Agreement, a person will be deemed to be


       04.04.071
a holder of Registrable Shares whenever such person has the then-existing right to acquire such Registrable Shares (by conversion or otherwise), whether or not such acquisition actually has been effected.

                "Securities Act" means the Securities Act of 1933, as amended.

                2.      Demand Registration.

                        2.1 Requests for Registration. Subject to the terms of this Agreement (including Section 2.2 below), at any time after January 1, 1997 the holders of at least fifty one percent (51%) of the then outstanding Registrable Shares may request registration under the Securities Act of all or part of their Registrable Shares on Form S-1 or any similar long-form registration or, if available, on Form S-2 or S-3 or any similar short-form registration. Within ten (10) days after receipt of any request pursuant to this Section 2.1, the Corporation will give written notice of such request to all other holders of Registrable Shares and will include in such registration all Registrable Shares with respect to which the Corporation has received written requests for inclusion within fifteen (15) days after delivery of the Corporation's notice. All registrations requested pursuant to this Section 2.1 are referred to herein as "Demand Registrations." All Demand Registrations shall be underwritten public offerings for all cash consideration.

                        2.2 Demand Registrations. The holders of the Registrable Shares will be entitled to request two (2) Demand Registrations in which the Corporation will pay all Registration Expenses; provided that the anticipated proceeds of each such Demand Registrations (net of underwriters' discounts and commissions) shall equal or exceed $2,000,000. A registration will not count as a Demand Registration (i) until it has become effective (unless such Demand Registration has not become effective due solely to the fault of the holders of Registrable Shares to be included in such registration), and (ii) unless the holders of the Registrable Shares are able to register and sell at least ninety percent (90%) of the Registrable Shares requested to be included in such registration (unless such Registrable Shares are not registered and not sold due solely to the fault of the holders of such Registrable Shares); provided, however, that in any event the Corporation will pay all Registration Expenses in connection with any registration initiated as a Demand Registration.

                        2.3 Preemption. The Corporation will have the right to preempt any Demand Registration with a primary registration by delivering written notice of such intention to the holders of Registrable Shares who have requested such Demand Registration within fifteen (15) days after the Corporation has received a request for such registration. In the ensuing primary registration, the holders of Registrable Shares will have such piggyback registration rights as are set forth in Section 3 hereof. Upon the Corporation's preemption of a requested Demand Registration, such requested registration will not count as one of the permitted Demand Registrations.

                        2.4 Priority. If other securities are to be included in a Demand Registration which is an underwritten offering and the managing underwriters advise the Corporation in writing that in their opinion the total number of Registrable Shares and other securities requested to be included in such offering would have an adverse affect on the ability of the underwriters to effect the underwriting or the pricing thereof, the Corporation will include in such registration, (i) first, the Registrable

       04.04.072
Shares requested to be included in such Demand Registration, pro rata among the holders of such securities on the basis of the number of Registrable Shares which are owned by such holders, and (ii) second, other securities to be included in such Demand Registration.

                        2.5 Restrictions. The Corporation will not be obligated to effect any Demand Registration within nine months after the effective date of a previous Demand Registration. The Corporation may postpone for up to three (3) months the filing or the effectiveness of a registration statement for a Demand Registration if the Corporation reasonably believes that such Demand Registration would have an adverse effect on any proposal or plan by the Corporation or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other significant transaction.

                3.      Piggyback Registration.

                        3.1 Right to Piggyback. Whenever the Corporation proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration hereunder and except on Form S-4, S-8 or any successor form) and the registration form to be used may be used for the registration of any Registrable Shares (a "Piggyback Registration"), the Corporation will give prompt written notice to all holders of the Registrable Shares of its intention to effect such a registration and will include in such registration all Registrable Shares (in accordance with the priorities set forth in Sections 3.2 and 3.3 below) with respect to which the Corporation has received written requests for inclusion within fifteen (15) days after the delivery of the Corporation's notice.

                        3.2 Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Corporation and the managing underwriters advise the Corporation in writing that in their opinion the total number of Registrable Shares and other securities requested to be included in such offering would have an adverse affect on the ability of the underwriters to effect the underwriting or the pricing thereof, the Corporation will include in such registration, (i) first, the securities that the Corporation proposes to sell, (ii) second, the Registrable Shares requested to be included in such registration, pro rata among the holders of such Registrable Shares on the basis of the number of shares which are owned by such holders, and (iii) third, other securities requested to be included in such registration.

                        3.3 Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Corporation's securities and the managing underwriters advise the Corporation in writing that in their opinion the total number of Registrable Shares and other securities requested to be included in such offering would have an adverse affect on the ability of the underwriters to effect the underwriting or the pricing thereof, the Corporation will include in such registration, (i) first, the securities requested to be included therein by the holders requesting such registration and the Registrable Shares requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares of Common Stock or Registrable Shares which are owned by such holders, and (ii) second, other securities requested to be included in such registration.

       04.04.073
                        3.4 Other Registrations. If the Corporation has previously filed a registration statement with respect to Registrable Shares pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, the Corporation will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 180 days has elapsed from the effective date of such previous registration.

                4.      Holdback Agreements.

                        4.1     Holders' Agreements.  Each holder of
Registrable Shares agrees not to effect any public sale or distribution of equity securities of the Corporation, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to, and during the ninety (90) days following, the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration in which Registrable Shares are included (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

                        4.2 Corporation's Agreements. The Corporation agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to, and during the ninety
(90) days following, the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and (ii) to cause each holder of at least one percent (1%) (on a fully diluted basis) of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities to agree not to effect any public sale or distribution of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.

                5. Registration Procedures. Whenever the holders of Registrable Shares have requested that any Registrable Shares be registered pursuant to this Agreement, the Corporation will use its best efforts to effect the registration and sale of such Registrable Shares in accordance with the intended method of disposition thereof and, pursuant thereto, the Corporation will as expeditiously as possible:

                                (a)     prepare and file with the Commission a
registration statement with respect to such Registrable Shares and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, the Corporation will furnish copies of all such documents proposed to be filed to the counsel or counsels for the sellers of the Registrable Shares covered by such registration statement);

                                (b)     prepare and file with the Commission
such amendments and supplements to such registration statement and the prospectus(es) used in connection therewith as may be necessary to keep such

       04.04.074
registration statement effective for a period of not less than nine months and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

                                (c)     furnish to each seller of Registrable
Shares such number of copies of such registration statement, each amendment and supplement thereto, the prospectus(es) included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such seller;

                                (d)     use its best efforts to register or
qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller (provided that the Corporation will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph,
(ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

                                (e)     notify each seller of such Registrable
Shares, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Corporation will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

                                (f)     cause all such Registrable Shares to
be listed on each securities exchange on which similar securities issued by the Corporation are then listed;

                                (g)     provide a transfer agent and registrar
for all such Registrable Shares not later than the effective date of such registration statement;

                                (h)     enter into such customary agreements
(including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Shares being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Shares (including, without limitation, effecting a stock split or a combination of shares), subject to any required shareholder approval;

                                (i)     make available for inspection by any
seller of Registrable Shares, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Corporation, and cause the Corporation's officers, directors, employees and independent
       04.04.075
accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

                                (j)     advise each seller of such Registrable
Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

                                (k)     at least forty eight (48) hours prior
to the filing of any registration statement or prospectus, or any amendment or supplement to such registration statement or prospectus, furnish a copy thereof to each seller of such Registrable Shares and refrain from filing any such registration statement, prospectus, amendment or supplement to which counsel selected by the holders of a majority of the Registrable Shares being registered shall have reasonably objected on the grounds that such document does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, unless, in the case of an amendment or supplement, in the opinion of counsel for the Corporation the filing of such amendment or supplement is reasonably necessary to protect the Corporation from any liabilities under any applicable federal or state law and such filing will not violate applicable laws; and

                                (l)     at the request of any seller of such
Registrable Shares in connection with an underwritten offering, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel, addressed to the underwriters and the sellers of Registrable Shares, covering such matters as such underwriters and sellers may reasonably request, including such matters as are customarily furnished in connection with an underwritten offering; and (ii) a letter or letters from the independent certified public accountants of the Corporation addressed to the underwriters and the sellers of Registrable Shares, covering such matters as such underwriters and sellers may reasonably request, in which letter(s) such accountants shall state, without limiting the generality of the foregoing, that they are independent certified public accountants within the meaning of the Securities Act and that in their opinion the financial statements and other financial data of the Corporation included in the registration statement, the prospectus(es), or any amendment or supplement thereto, comply in all material respects with the applicable accounting requirements of the Securities Act.

                6.      Registration Expenses.

                        6.1 Corporation's Expenses. All expenses incident to the Corporation's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Corporation and all independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by the Corporation (all such expenses being herein called "Registration Expenses"), will be borne by the Corporation.

                        6.2     Holder's Expenses.  Notwithstanding anything

       04.04.076
to the contrary contained herein, each holder of Registrable Shares will pay all attorney fees and disbursements for counsel they retain in connection with the registration of Registrable Shares, except that the Corporation will reimburse the holders of Registrable Shares for the reasonable fees and disbursements of one counsel chosen by the holders of at least fifty one percent (51%) of such Registrable Shares in connection with a Demand Registration.

                7.      Indemnification.

                        7.1 By the Corporation. The Corporation agrees to indemnify, to the extent permitted by law, each holder of Registrable
Shares, its officers and directors and each person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation, reasonable attorney's fees) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Corporation by such holder or by a Series A Director (as defined in the Certificate of Designation for the Shares), in each case expressly for use therein, or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Corporation has furnished such holder with a sufficient number of copies of the same. The payments required by this Section 7.1 will be made periodically during the course of the investigation or defense, as and when bills are received or expenses incurred.

                        7.2 By Each Holder. In connection with any registration statement in which a holder of Registrable Shares is participating, each such holder will furnish to the Corporation in writing such information and affidavits as the Corporation reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Corporation, its directors and officers and each person who controls the Corporation (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided that the obligation to indemnify will be several, not joint and several, among such holders of Registrable Shares and the liability of each such holder of Registrable Shares will be in proportion to and limited to the net amount received by such holder from the sale of Registrable Shares pursuant to such registration statement.

                        7.3     Procedure.  Any person entitled to
indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.
       04.04.077
If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

                        7.4 Survival. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities. The Corporation also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Corporation's indemnification is unavailable for any reason.

                        7.5     Contribution.  If for any reason the
indemnification provided for in Sections 7.1 or 7.2 hereof is unavailable to an indemnified party as contemplated thereby, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding sentence. Notwithstanding the provisions of this Section 7.5, an indemnifying party that is a selling holder of Registrable Securities shall not be required to contribute, in the aggregate, any amount in excess of such holder's Maximum Contribution Amount. A selling holder's "Maximum Contribution Amount" shall equal the excess of (i) the aggregate proceeds received by such holder pursuant to the sale of such Registrable Shares (net of payment of all expenses) over (ii) the aggregate amount of damages that such holder has otherwise been required to pay by reason of untrue or alleged untrue statement or omission or alleged omission contained in a Registration Statement filed by the Corporation. No party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of fraudulent misrepresentation.

                8. Compliance with Rule 144. In the event that the Corporation (a) registers a class of securities under Section 12 of the Exchange Act, (b) issues an offering circular meeting the requirements of Regulation A under the Securities Act or (c) commences to file reports under
Section 13 or 15(d) of the Exchange Act, then at the request of any holder who proposes to sell securities in compliance with Rule 144 of the Commission, the Corporation will (i) forthwith furnish to such holder a written statement of compliance with the filing requirements of the Commission as set forth in Rule 144, as such rule may be amended from time to time and (ii) make available to the public and such holders such information as will enable the holders to make sales pursuant to Rule 144.

                9.      Participation in Underwritten Registrations.  No
       04.04.078
person may participate in any registration hereunder which is underwritten unless such person (i) agrees to sell its securities on the basis provided in any underwriting arrangements approved by such person or persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

                10.     Miscellaneous.

                        10.1 No Inconsistent Agreements. The Corporation will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Shares in this Agreement.

                        10.2 Adjustments Affecting Registrable Shares. The Corporation will not take any action, or permit any change to occur, with respect to its securities which would adversely affect the ability of the holders of Registrable Shares to include such Registrable Shares in a registration undertaken pursuant to this Agreement or which would adversely affect the marketability of such Registrable Shares in any such registration, including, without limitation, effecting a stock split or combination of shares.

                        10.3 Other Registration Rights. Except as provided in this Agreement, the Corporation will not hereafter grant to any person or persons the right to request the Corporation to register any equity securities of the Corporation, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of at least fifty one percent (51%) of the Registrable Shares.

                        10.4 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Purchasers or holders of Shares are also for the benefit of, and enforceable by, any subsequent holders of such Shares.

                        10.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                        10.6 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

                        10.7 Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other address as any party hereto designates by written notice to the Corporation, and shall be deemed to have been given upon delivery, if delivered personally, three days after mailing, if mailed, or one
       04.04.079

business day after delivery to the courier, if delivered by overnight courier service:

        If to the Corporation, to:

                Investors Insurance Group, Inc.
                7200 West Camino Real
                Suite 203
                Boca Raton, Florida  33433
                Attention:      Chief Executive Officer



        with a copy to:

                Palmarella & Sweeney, P.C.
                310 Building 2
                100 Matsonford Road
                Radnor, Pennsylvania  19087
                Attention:      Ernest D. Palmarella



        If to the Purchasers, to:


                AAM Capital Partners, L.P.
                30 N. LaSalle Street, 36th Floor
                Chicago, Illinois  60602
                Attention:      Richard A. Veed
                                Francis S. Wilson, III


        with a copy to:


                Katten Muchin & Zavis
                525 West Monroe Street
                Suite 1600
                Chicago, Illinois  60661
                Attention:  Michael P. Goldman, Esq.

                        10.8 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement, shall be governed by the laws of the State of Delaware applicable to contracts made and wholly to be performed in that state.

                        10.9 Final Agreement. This Agreement, together with the Stock Purchase Agreement and all other agreements entered into by the parties hereto pursuant to the Stock Purchase Agreement, constitutes the complete and final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

                        10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and

       04.04.080
delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

                        10.11 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any party.

                        10.12 Consent to Amendments; Waivers. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of the Corporation and holders of a majority of the Registrable Shares. Any waiver, permit, consent or approval of any kind or character on the part of any such holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

        The parties hereto have executed this Agreement on the date first set forth above.

                                            THE CORPORATION:


                                            INVESTORS INSURANCE GROUP, INC.



                                            By: ______________________________

                                            Its:_____________________________



                                            PURCHASERS:


                                            AAM CAPITAL PARTNERS, L.P.


                                            By:  AAM PARTNERS, L.P., its
                                                    General Partner



                                            By: AAM Investment Banking Group,
                                                   Ltd. its General Partner



                                            By:_____________________________

                                            Its:_____________________________



                                            [OTHER SIGNATURE BLOCKS TO COME]

       04.04.081


SCHEDULE OF PURCHASERS

Name and Address                                  Number of Registrable Shares

AAM CAPITAL PARTNERS, L.P.
30 N. LaSalle Street, 36th Floor
Chicago, Illinois  60602

[OTHERS TO COME]

       04.04.082

                                  EXHIBIT C





















                             SHAREHOLDERS AGREEMENT



                                by and among



                        INVESTORS INSURANCE GROUP, INC.



                                   and



                         [PREFERRED SHARE HOLDERS]



                                  and



                          [COMMON SHARE HOLDERS]











       04.04.083
                            SHAREHOLDERS AGREEMENT





                           GLOSSARY OF DEFINED TERMS





Term                                                       Section Referenced


"Agreement" ................................................... Introduction

"Authorization Date" .......................................... Section 2.3

"Available Shares" ............................................ Section 2.3

"Buyer" ....................................................... Section 3

"Common Share Holder" ......................................... Section 1

"Common Shares" ............................................... Section 1

"Common Stock" ................................................ Section 1

"Corporation" ................................................. Introduction

"Disposing Holder" ............................................ Section 2.3

"Exempt Transfer" ............................................. Section 2.2

"Offered Shares" .............................................. Section 2.3

"Preferred Share Holder" ...................................... Section 1

"Preferred Shares" ............................................ Recitals

"Public Offering" ............................................. Section 1

"Public Transfer" ............................................. Section 2.2

"Sale Notice" ................................................. Section 2.3

"Stock Purchase Agreement" .................................... Recitals

"Transfer" .................................................... Section 1

       04.04.084
                         INVESTORS INSURANCE GROUP, INC.



                            Shareholders Agreement


        This Shareholders Agreement (this "Agreement"), is made as of
          , 1996 by and among INVESTORS INSURANCE GROUP, INC., a Florida corporation (the "Corporation"), each of the parties listed on the Schedule of Preferred Share Holders attached hereto and who executes a signature page to this Agreement, and each of the parties listed on the Schedule of Common Share Holders attached hereto and who executes a signature page to this Agreement.


                                  RECITALS


        A. The Preferred Share Holders have agreed to purchase certain shares of the Corporation's Series A Preferred Stock (the "Preferred Shares") pursuant to that Series A Preferred Stock Purchase Agreement dated as of April ___, 1996 (the "Stock Purchase Agreement") and the execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Stock Purchase Agreement.

        B. The Corporation and the Common Share Holders deem it desirable to enter into this Agreement in order to induce the Preferred Share Holders to purchase the Preferred Shares.


                                AGREEMENTS


        In consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.      Definitions.  As used in this Agreement:

        "Common Share Holder" means any holder (or deemed holder) of Common Shares who is a party to this Agreement or is a successor and assign or subsequent holder of such Common Shares.

        "Common Shares" means shares of Common Stock held by Common Share Holders that have not been sold pursuant to a registration statement effective with the Securities and Exchange Commission. For the purposes of this Agreement, any Common Share Holder will be deemed to own, in addition to any Common Shares such Common Share Holder actually owns, any Common Shares which would then be directly or indirectly issuable upon the conversion or exercise of any other securities owned by such Common Share Holder and such other securities shall be deemed to represent such Common Shares.

        "Common Stock" means the Corporation's common stock, par value $.50 per share




       04.04.085

        "Preferred Share Holder" means any holder (or deemed holder) of Preferred Shares who is a party to this Agreement or is a successor and assign or subsequent holder of Preferred Shares as contemplated by Section 8 below.

        "Public Offering" means any offering of Common Shares to the public pursuant to an effective registration statement under, or the sale to the public of Common shares pursuant to Rule 144 promulgated under, the Securities Act of 1933, as amended, or any comparable statement under any similar federal statute then in force.

        "Transfer" means any direct or indirect sale, disposition, assignment, pledge, hypothecation, encumbrance or other transfer.


        2.      Restrictions on Transfer.

                2.1 Restrictive Legend. Any certificate representing Common Shares will bear the following legend:


        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A SHAREHOLDERS AGREEMENT BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER DATED AS OF __________, 1996. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE CORPORATION'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."


                2.2 Exempt Transfers. No Common Share Holder will Transfer any Common Shares, except (a) in compliance with Sections 2.3 and 3 of this Agreement, (b) for Transfers from Chester County Fund, Inc. to its stockholders, or (c) with respect to Common Share Holders that are individuals, Transfers of Common Shares pursuant to applicable laws of descent and distribution or the Transfer to a trust whose sole trustee during his or her lifetime is such Common Share Holder and whose beneficiaries are
(i) a Common Share Holder during his or her lifetime, (ii) his or her spouse or one or (iii) more of his or her descendants and, (each of the foregoing, an Exempt Transfer"); provided that in each case the restrictions contained in this Section 2.2 will continue to be applicable to Common Shares following such Exempt Transfer (other than Transfers by Chester County Fund, Inc. to its stockholders other than Donald Goebert) and, in each case, the transferee of such Common Shares (other than stockholders of Chester County Fund other than Donald Goebert) will have agreed in writing to be bound by the terms and conditions of this Agreement applicable to the Common Share Holder. Notwithstanding anything to the contrary contained herein, a Common Share Holder may Transfer Common Shares pursuant to a Public Offering and pursuant to the sale of such Common Shares to the public pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (each a "Public Transfer").

        2.3. Right of First Refusal. Prior to making any Transfer other than an Exempt Transfer or a Public Transfer, a Common Share Holder (the "Disposing Holder") will deliver a written notice (the "Sale Notice") to the Corporation and the Preferred Share Holders, disclosing in reasonable detail the identity of the prospective transferee(s), the Common Shares proposed to

       04.04.086

be Transferred (the "Offered Shares") and the terms and conditions of the proposed Transfer. The Disposing Holder agrees not to consummate any such Transfer until the parties to the Transfer have been finally determined pursuant to this Section 2.3 (the "Authorization Date"). The Preferred Share Holders may elect to purchase all or a portion of the Offered Shares upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Corporation and the Disposing Holder within thirty (30) days after the receipt of the Sale Notice by the Preferred Share Holders. If more than one Preferred Share Holder elects to purchase the Offered Shares, they may do so pro rata based on the number of Preferred Shares held by each of them or in such other proportions as they may agree.
If the Preferred Share Holders elect to purchase less than all of the Offered Shares (the "Available Shares"), the Corporation may elect to purchase all or a portion of the Available Shares upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Disposing Holder within thirty-five (35) days after the receipt of the Sale Notice by the Corporation. The Preferred Share Holders and/or the Corporation will be given up to twenty (20) days from the date of such election to consummate such purchase and sale. If the Preferred Share Holders and/or the Corporation have not elected to purchase all of the Offered Shares within thirty-five (35) days of the delivery of the Sale Notice, or have so elected to purchase such shares but have not consummated the purchase of such shares within fifty-five (55) days of the delivery of the Sale Notice, the Disposing Holder may, subject to the provisions of Section 2.2 above and
Section 3 below, Transfer the Offered Shares not purchased by the Preferred Share Holders and/or the Corporation, at a price and on terms no more favorable to the transferee(s) thereof than those specified in the Sale Notice, during the 60-day period immediately following the Authorization
Date. Any Common Shares not transferred within such 60-day period will be subject to the provisions of this Section 2.3 upon subsequent Transfer.

        3. Co-Sale Right. If any Common Share Holder shall Transfer any Common Shares pursuant to a bona fide offer to a third party (the "Buyer"), other than pursuant to a Public Transfer, then such Common Share Holder shall notify the Preferred Share Holders, in writing, of such offer and its terms and conditions. Upon receipt of such notice, each of the Preferred Share Holders shall have the right to sell to the Buyer, in lieu of the sale to the Buyer by the Common Share Holder, that number of shares of Common Stock equal to the product attained by multiplying (a) the number of shares of Common Stock held by such Preferred Share Holder (or issuable upon conversion of the Preferred Shares held by such Preferred Share Holder) times, (b) the quotient derived by dividing (i) the number of Common Shares which otherwise would have been sold by such Common Share Holder to the Buyer by (ii) the aggregate of total number of Common Shares held by such Common Share Holder and the total number of shares of Common Stock held by all of the Preferred Share Holders (or issuable upon conversion of the Preferred Shares). The Preferred Share Holders' right to sell pursuant to this Section 3 can be exercised by delivery of a written notice to the selling Common Share Holder within twenty (20) days following the delivery of the notice to the Preferred Share Holders of the sale to Buyer by such Common Share Holder.

        4. Election of Directors; Meetings. Subject to and as may be limited from time to time by the special voting rights of the Preferred Shares upon the occurrence of certain Events of Noncompliance under the Certificate of Designation (as defined in the Stock Purchase Agreement), each Common Share Holder and each Preferred Share Holder agrees to take all action necessary

       04.04.087

including, without limitation, the voting of their shares of stock of the Corporation, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies on the Corporation's Board of Directors, the waiving of notice and the attending of meetings, so as to cause the Board of Directors of the Corporation to be comprised of seven directors, (i) three nominees selected by the holders of a majority of the Common Stock, and (ii) four nominees selected by the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the Preferred Shares (one of which shall initially be Melvin C. Parker).

        5.      Representations and Warranties.

                5.1 Of the Common Share Holders. Each Common Share Holder represents and warrants to the Preferred Share Holders the following with respect to himself, herself or itself, as the case may be:

                        (a) Authorization. All corporate action on the part of the Common Share Holder, its directors and shareholders necessary for the authorization, execution, delivery and performance by such Common Share Holder of this Agreement has been taken. This Agreement is a legal, valid and binding obligation of such Common Share Holder, enforceable against such Common Share Holder in accordance with its terms.

                        (b) No Violation. The execution and delivery of this Agreement will not (with or without notice or passage of time or both)
(i) conflict with or result in a breach of any provision of the charter documents of such Common Share Holder, (ii) result in a default, give rise to any right of termination, cancellation or acceleration, or require any consent or approval, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation to which such Common Share Holder is a party or by which it or any of its assets may be bound or (iii) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to such Common Share Holder or any of its assets.

                        (c) Registration. All of the Common Shares held by such Common Share Holder have been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended.

                5.2 Of the Preferred Share Holders. Each Preferred Share Holder represents and warrants to the Common Share Holders the following with respect to himself, herself or itself, as the case may be:

                        (a) Authorization. All corporate or partnership action on the part of the Preferred Share Holder, its general partners, directors and shareholders, as applicable, necessary for the authorization, execution, delivery and performance by such Preferred Share Holder of this Agreement has been taken. This Agreement is a legal, valid and binding obligation of such Preferred Share Holder, enforceable against such Preferred Share Holder in accordance with its terms.

                        (b)     No Violation.  The execution and delivery of

       04.04.088

this Agreement will not (with or without notice or passage of time or both) (i) conflict with or result in a breach of any provision of the partnership or charter documents, as applicable, of such Preferred Share Holder, (ii) result in a default, give rise to any right of termination, cancellation or acceleration, or require any consent or approval, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation to which such Preferred Share Holder is a party or by which it or any of its assets may be bound or (iii) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to such Preferred Share Holder or any of its assets.

        6. Term. This Agreement will terminate on the date on which eighty percent (80%) of the Preferred Shares have been redeemed in full in accordance with the terms of the Certificate of Designation.

        7. Consent to Amendments; Waivers. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of the Corporation, Common Share Holders holding not less than fifty one percent (51%) of the Common Shares then held by such Common Share Holders and Preferred Share Holders holding not less than fifty one percent (51%) of the Common Stock issued or issuable upon conversion of the Preferred Shares then held by such Preferred Share Holders. Any waiver, permit, consent or approval of any kind or character on the part of any such holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

        8. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Preferred Share Holders are also for the benefit of, and enforceable by, any subsequent holders of Preferred Shares.

        9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

        10. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

        11. Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other address as any party hereto designates by written notice to the Corporation, and shall be deemed to have been given upon

       04.04.089
delivery, if delivered personally, three days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service:

        If to the Corporation, to:


                Investors Insurance Group, Inc.
                7200 West Camino Real
                Suite 203
                Boca Raton, Florida  33433
                Attention:      Chief Executive Officer



        with a copy to:


                Palmarella & Sweeney, P.C.
                310 Building 2
                100 Matsonford Road
                Radnor, Pennsylvania  19087
                Attention:      Ernest D. Palmarella



        If to the Preferred Share Holders, to:


                AAM Capital Partners, L.P.
                30 N. LaSalle Street, 36th Floor
                Chicago, Illinois  60602
                Attention:      Richard A. Veed
                                Francis S. Wilson, III



        with a copy to:


                Katten Muchin & Zavis
                525 West Monroe Street
                Suite 1600
                Chicago, Illinois  60661
                Attention:  Michael P. Goldman, Esq.


        If to the Common Share Holders, to those addresses set forth on the Schedule of Common Share Holders hereto.

        12. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement, shall be governed by the laws of the State of Delaware applicable to contracts made and wholly to be performed in that state.

       04.04.091
        13. Schedules. All schedules hereto are an integral part of this Agreement.

        14. Final Agreement. This Agreement, together with the Stock Purchase Agreement and all other agreements entered into by the parties hereto pursuant to the Stock Purchase Agreement, constitutes the complete and final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

        15. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

        16. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any party.

        The parties hereto have executed this Agreement on the date first set forth above.

                                            THE CORPORATION:

                                             INVESTORS INSURANCE GROUP, INC.

                                            By:

                                            Its:



                                            PREFERRED SHARE HOLDERS:

                                            AAM CAPITAL PARTNERS, L.P.

                                            By:     AAM PARTNERS, L.P., its
                                                    General Partner

                                            By:     AAM Investment Banking
                                                    Group, Ltd. its General
                                                    Partner


                                            By:

                                            Its:



                                            [OTHER SIGNATURE BLOCKS TO COME]

                                            COMMON SHARE HOLDERS:

                                            [SIGNATURE BLOCKS TO COME]

       04.04.091
                       SCHEDULE OF PREFERRED SHARE HOLDERS



Name and Address                                    Number of Preferred Shares

AAM CAPITAL PARTNERS, L.P.
30 N. LaSalle Street, 36th Floor
Chicago, Illinois  60602


[OTHERS TO COME]

       04.04.092

                       SCHEDULE OF COMMON SHARE HOLDERS


Name and Address                                      Number of Common Shares



                                 [TO COME]

















































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